                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                     between

                             PACIFIC CAPITAL BANCORP

                                       and

                           SOUTH VALLEY BANCORPORATION

                            DATED AS OF JULY 18, 1996

                                TABLE OF CONTENTS

                                                                                                               Page

         1.       THE MERGER....................................................................................  1
                  1.1      Effective Time.......................................................................  1
                  1.2      Effect of the Merger.................................................................  1

         2.       CONVERSION AND CANCELLATION OF SHARES.........................................................  2
                  2.1      Conversion of Common Stock of South Valley...........................................  2
                  2.2      Fractional Shares....................................................................  3
                  2.3      Surrender of South Valley Shares.....................................................  3
                  2.4      No Further Transfers of South Valley Shares..........................................  3
                  2.5      Adjustments..........................................................................  3
                  2.6      Treatment of Stock Options...........................................................  3

         3.       COVENANTS OF THE PARTIES......................................................................  4
                  3.1      Covenants of Pacific Capital.........................................................  4
                           (a)      Reservation, Issuance and Registration of Pacific Capital Common Stock......  4
                           (b)      Government Approvals........................................................  4
                           (c)      Notification of Breach of Representations, Warranties and Covenants.........  4
                           (d)      Financial Statements........................................................  4
                           (e)      Press Releases..............................................................  5
                           (f)      Business Combinations.......................................................  5
                           (g)      Director and Officer Liability Insurance....................................  5
                           (h)      Approval by Pacific Capital Shareholders....................................  5
                           (i)      Access to Properties, Books and Records; Confidentiality....................  6
                           (j)      Dividends...................................................................  6
                           (k)      Executive Employees.........................................................  6
                           (l)      Conduct of Business in the Ordinary Course..................................  6
                           (m)      Additions to Pacific Capital Board of Directors.............................  6
                           (n)      Nasdaq National Market Listing..............................................  6
                           (o)      Changes in Capital Stock....................................................  6
                  3.2      Covenants of South Valley............................................................  6
                           (a)      Approval by South Valley Shareholders.......................................  6
                           (b)      Shareholder Lists and Other Information.....................................  7
                           (c)      Government Approvals........................................................  7
                           (d)      Capital Commitments and Expenditures........................................  7
                           (e)      Notification of Breach of Representations, Warranties and Covenants.........  7
                           (f)      Financial Statements........................................................  7
                           (g)      Compensation................................................................  8
                           (h)      Conduct of Business in the Ordinary Course..................................  8
                           (i)      Press Releases..............................................................  9
                           (j)      No Merger or Solicitation................................................... 10
                           (k)      South Valley Cash or Deferred 401(k) Plan................................... 10
                           (l)      Changes in Capital Stock.................................................... 10
                           (m)      Dividends................................................................... 10
                           (n)      Accounting Methods.......................................................... 10
                           (o)      Affiliates.................................................................. 11
                           (p)      Additional Agreements....................................................... 11
                           (q)      Access to Properties, Books and Records; Confidentiality.................... 11
                           (r)      Employee Welfare Benefit Plans.............................................. 11
                           (s)      Nonsolicitation Agreements.................................................. 11

                           (t)      Additions to SVNB Board of Directors........................................ 11
                  3.3      Covenants of the Parties............................................................. 11

         4.       REPRESENTATIONS AND WARRANTIES OF SOUTH VALLEY................................................ 11
                           (a)      Corporate Status and Power to Enter Into Agreements......................... 11
                           (b)      Articles, Bylaws, Books and Records......................................... 12
                           (c)      Compliance With Laws, Regulations and Decrees............................... 12
                           (d)      Capitalization.............................................................. 12
                           (e)      Equity Interests............................................................ 12
                           (f)      Financial Statements, Regulatory Reports.................................... 13
                           (g)      Tax Returns................................................................. 13
                           (h)      Material Adverse Change..................................................... 13
                           (i)      No Undisclosed Liabilities.................................................. 14
                           (j)      Properties and Leases....................................................... 14
                           (k)      Material Contracts.......................................................... 15
                           (l)      Employment Contracts and Benefits........................................... 15
                           (m)      Compliance With ERISA....................................................... 16
                           (n)      Collective Bargaining and Employment Agreements............................. 16
                           (o)      Compensation of Officers and Employees...................................... 16
                           (p)      Legal Actions and Proceedings............................................... 16
                           (q)      Execution and Delivery of the Agreement..................................... 17
                           (r)      Insurance................................................................... 17
                           (s)      Transactions With Affiliates................................................ 17
                           (t)      Information in Registration Statement....................................... 17
                           (u)      Accuracy of Representations and Warranties.................................. 18
                           (v)      Loans....................................................................... 18
                           (w)      Restrictions on Investments................................................. 18

         5.       REPRESENTATIONS AND WARRANTIES OF PACIFIC CAPITAL............................................. 18
                           (a)      Corporate Status and Power to Enter Into Agreements......................... 18
                           (b)      Articles, Bylaws, Books and Records......................................... 18
                           (c)      Compliance With Laws, Regulations and Decrees............................... 19
                           (d)      Capitalization.............................................................. 19
                           (e)      Equity Interests............................................................ 19
                           (f)      Financial Statements, Regulatory Reports.................................... 19
                           (g)      Tax Returns................................................................. 20
                           (h)      Material Adverse Change..................................................... 20
                           (i)      No Undisclosed Liabilities.................................................. 20
                           (j)      Properties and Leases....................................................... 21
                           (k)      Material Contracts.......................................................... 21
                           (l)      Employment Contracts and Benefits........................................... 22
                           (m)      Compliance With ERISA....................................................... 22
                           (n)      Collective Bargaining and Employment Agreements............................. 23
                           (o)      Compensation of Officers and Employees...................................... 23
                           (p)      Legal Actions and Proceedings............................................... 23
                           (q)      Execution and Delivery of the Agreement..................................... 23
                           (r)      Insurance................................................................... 24
                           (s)      Transactions With Affiliates................................................ 24
                           (t)      Information in Registration Statement....................................... 24
                           (u)      Accuracy of Representations and Warranties.................................. 24
                           (v)      Loans....................................................................... 24
                           (w)      Restrictions on Investments................................................. 25

         6.       SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934....................................... 25
                           (a)      Preparation and Filing of Registration Statement............................ 25
                           (b)      Effectiveness of Registration Statement..................................... 25
                           (c)      Sales and Resales of Common Stock........................................... 25
                           (d)      Rule 145.................................................................... 25

         7.       CONDITIONS TO THE OBLIGATIONS OF PACIFIC CAPITAL.............................................. 26
                           (a)      Representations and Warranties.............................................. 26
                           (b)      Compliance and Performance Under Agreement.................................. 26
                           (c)      Material Adverse Change..................................................... 26
                           (d)      Approval of Agreement....................................................... 26
                           (e)      Officer's Certificate....................................................... 26
                           (f)      Opinion of Counsel.......................................................... 26
                           (g)      Absence of Legal Impediment................................................. 26
                           (h)      Effectiveness of Registration Statement..................................... 26
                           (i)      Government Approvals........................................................ 26
                           (j)      Tax Opinion................................................................. 27
                           (k)      Dissenting Shares........................................................... 27
                           (l)      Unaudited Financials........................................................ 27
                           (m)      Closing Documents........................................................... 27
                           (n)      Consents.................................................................... 27
                           (o)      Additions to SVNB Board of Directors........................................ 27
                           (p)      Pooling-of-Interests Accounting............................................. 28
                           (r)      Regulatory Examination...................................................... 28
                           (s)      Accountant's Letter......................................................... 28

         8.       CONDITIONS TO THE OBLIGATIONS OF SOUTH VALLEY................................................. 28
                           (a)      Representations and Warranties.............................................. 28
                           (b)      Compliance and Performance Under Agreement.................................. 28
                           (c)      Material Adverse Change..................................................... 28
                           (d)      Approval of Agreement....................................................... 28
                           (e)      Officer's Certificate....................................................... 28
                           (f)      Opinion of Counsel.......................................................... 29
                           (g)      Effectiveness of Registration Statement..................................... 29
                           (h)      Government Approvals........................................................ 29
                           (i)      Tax Opinion................................................................. 29
                           (j)      Closing Documents........................................................... 29
                           (k)      Absence of Legal Impediment................................................. 29
                           (l)      Fairness Opinion............................................................ 29
                           (m)      Pooling-of-Interests Accounting Treatment................................... 29
                           (n)      Additions to Pacific Capital Board of Directors............................. 29
                           (o)      Dissenting Shares........................................................... 29
                           (p)      Nasdaq National Market Listing.............................................. 29
                           (q)      Accountant's Letter......................................................... 29

         9.       CLOSING....................................................................................... 29
                           (a)      Closing Date................................................................ 29
                           (b)      Delivery of Documents....................................................... 30
                           (c)      Filings..................................................................... 30

         10.      EXPENSES...................................................................................... 30

         11.      AMENDMENT; TERMINATION........................................................................ 30

          (a) Amendment..................................................... 30
          (b) Termination................................................... 30
          (c) Notice........................................................ 31
          (d) Breach of Obligations......................................... 31
          (e) Termination and Expenses...................................... 31

 12.    MISCELLANEOUS....................................................... 32
          (a) Notices....................................................... 32
          (b) Binding Agreement............................................. 32
          (c) Governing Law................................................. 33
          (d) Attorneys' Fees............................................... 33
          (e) Entire Agreement; Severability................................ 33
          (f) Counterparts.................................................. 33
          (g) Waivers....................................................... 33
          (h) No Survival of Representations and Warranties................. 33
          (i) Knowledge..................................................... 33


SCHEDULE OF EXHIBITS

Exhibit A  -  Merger Agreement
Exhibit B  -  Certificate of Pacific Capital Directors
Exhibit C  -  Certificate of South Valley Directors
Exhibit D  -  Certificate of Affiliates
Exhibit E  -  Nonsolicitation Agreement
Exhibit F  -  Opinion of South Valley Counsel
Exhibit G  -  Opinion of Pacific Capital Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 18, 1996 ("Agreement"), is between PACIFIC CAPITAL BANCORP, a California corporation ("Pacific Capital"), and SOUTH VALLEY BANCORPORATION, a California corporation ("South Valley").

         A. South Valley is the sole shareholder of South Valley National Bank, a national association ("SVNB"), and Pacific Capital is the sole shareholder of First National Bank of Central California, a national association ("FNB").

         B. The Boards of Directors of Pacific Capital and South Valley deem it advisable and in the best interests of Pacific Capital, South Valley and their respective shareholders to consummate the business combination provided for herein whereby Pacific Capital would acquire South Valley and the goodwill associated therewith through the merger of South Valley with and into Pacific Capital with Pacific Capital as the survivor (the "Merger") such that on the effective date of the Merger, Pacific Capital will be the surviving corporation.

         C. This Agreement and the Merger Agreement, as defined herein, have been approved by the Boards of Directors of Pacific Capital and South Valley and will be submitted for approval of the respective shareholders of South Valley and Pacific Capital at special meetings of their respective shareholders.

         D. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC").

         E. Pursuant to the Merger and subject to the terms and conditions herein, each holder of common stock of South Valley will receive, in exchange for common stock of South Valley, Pacific Capital common stock in the ratio of
 .92 of a share of Pacific Capital common stock for each share of South Valley common stock, subject to adjustment as more fully set forth in this Agreement.

         In consideration of the foregoing and the respective representations, warranties, covenants and agreements provided for or contained herein, the parties hereto agree as follows:

         1.       THE MERGER.

         1.1 Effective Time. Subject to the terms and conditions of this Agreement, upon the filing with the California Secretary of State of a duly executed Merger Agreement substantially in the form attached hereto as Exhibit A for the merger of South Valley into Pacific Capital (the "Merger Agreement") and officers' certificates prescribed by Section 1103 of the California General Corporation Law ("GCL") the Merger shall become effective (the "Effective Time"). The date on which the Merger is effective as specified in the Merger Agreements shall be referred to herein as the "Effective Date."

         1.2 Effect of the Merger. Subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time on the Effective Date, South Valley shall be merged with and into Pacific Capital and Pacific Capital shall be the surviving corporation (the "Surviving Corporation") in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of South Valley in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer; the separate existence of South Valley shall cease and the corporate existence of Pacific Capital as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as South Valley and shall be subject to all of its duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of South Valley and any claim existing or action or proceeding pending by or against South Valley may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of South Valley shall be impaired by reason of the Merger.

         2.       CONVERSION AND CANCELLATION OF SHARES.

         2.1 Conversion of Common Stock of South Valley. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any common stock of South Valley (a "South Valley Share" or "South Valley Shares"):

         (a) Each issued and outstanding South Valley Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into .92 of a fully paid and nonassessable share of the registered common stock, without par value, of Pacific Capital (the "Pacific Capital Common Stock" or "Pacific Capital Shares"), subject to adjustment as specified in subsections (b) and (c) herein (the "Exchange Ratio"). All such South Valley Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the Pacific Capital Shares into which such South Valley Shares have been converted. Certificates previously representing South Valley Shares shall be exchanged for certificates representing whole shares of Pacific Capital Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.

         (b) The Exchange Ratio shall be adjusted downward for any Significant Liabilities (as defined below) to the extent that such Significant Liabilities total more than $500,000. "Significant Liabilities", as used in this Agreement, shall mean those liabilities or expenses described below which have not been reflected as reductions to South Valley's consolidated book value pursuant to generally accepted accounting principles as of June 30, 1996 adjusted for any applicable taxes (whether actual or estimated). Significant Liabilities shall consist of (i) new or expanded contingent liabilities based upon threatened or pending litigation or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; and (ii) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business as defined in Section 3.2(h)(i) and except severance payments or other existing payment obligations. Significant Liabilities shall not include fees of South Valley's financial advisors or South Valley's legal fees directly attributable to this Merger, provided such financial advisory and legal fees do not exceed $800,000 in the aggregate. As a result of any Significant Liabilities in excess of $500,000 in the aggregate through the close of business on the day preceding the Effective Date, the Exchange Ratio shall be adjusted according to the following formula:

                      (Significant Liabilities - $500,000)
                .92 - -------------------------------------
                                   $39 Million

         (c) If, as of two days preceding the Effective Date, the average of the closing price of Pacific Capital Common Stock quoted on the OTC Bulletin Board (calculated by taking an average of the closing prices quoted on the OTC Bulletin Board on each of the thirty (30) consecutive trading days prior to two business days prior to the Effective Date, rounded to 4 decimal places, whether or not trades occurred on those days (the "Average Price")) is more than $31.50 or if the Average Price is more than 12.5% below the closing price on the last business day prior to the date of this Agreement, then the Exchange Ratio will be adjusted as follows, rounded to 4 decimal places:

                    (1) If the Average Price is more than 12.5% below the closing price on the last business day prior to the date of this Agreement, South Valley may accept the Exchange Ratio calculated solely in accordance with Sections 2.1(a) and (b) hereof or Pacific Capital and South Valley shall have the right, but not the obligation, to renegotiate the Exchange Ratio. Should South Valley fail to accept the Exchange Ratio as described in the preceding sentence or should the parties fail to renegotiate the Exchange Ratio, South Valley may terminate this Agreement pursuant to the provisions of Section 11(b).

                    (2) If the Average Price is more than $31.50, the Exchange Ratio as adjusted pursuant to Section 2.1(b), will be adjusted according to the following formula:
                           (Average Price + $31.50)/2
                    .92 x ----------------------------
                                  Average Price

           (d) From and after the Effective Time, the holders of certificates formerly representing South Valley Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the GCL.

           2.2 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Pacific

Capital Common Stock shall be issued to holders of South Valley Shares. In lieu thereof, each such holder entitled to a fraction of a share of Pacific Capital Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's South Valley Shares, an amount in cash equal to the Average Price (defined in Section 2.1(c)) multiplied by the fraction of a share of Pacific Capital Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

           2.3      Surrender of South Valley Shares.

           (a) Prior to the Effective Date, Pacific Capital shall appoint First Interstate Bank or its successor, or any other bank or trust company mutually acceptable to South Valley and Pacific Capital, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Pacific Capital Shares. At and after the Effective Date, Pacific Capital shall issue and deliver to the Exchange Agent certificates representing the Pacific Capital Shares, as shall be required to be delivered to holders of South Valley Shares pursuant to Section 2.1 of this Agreement. As soon as practicable after the Effective Date, each holder of South Valley Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such South Valley Shares for cancellation, will be entitled to receive a certificate representing the number of Pacific Capital Shares determined in accordance with
Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.2.

           (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Pacific Capital Shares after the Effective Date will be paid to persons entitled to receive such certificates for Pacific Capital Shares until such persons surrender their certificates representing South Valley Shares. Upon surrender of such certificate representing South Valley Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Pacific Capital Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

           (c) If any certificate for Pacific Capital Shares is to be issued in a name other than that in which the certificate for South Valley Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Pacific Capital Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Pacific Capital and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

           (d) All dividends or distributions, and any cash to be paid pursuant to Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing South Valley Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Pacific Capital, and after such time any holder of a certificate representing South Valley Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Pacific Capital for payment or delivery of such dividends or distributions or cash, as the case may be.

           2.4 No Further Transfers of South Valley Shares. On the Effective Date, the stock transfer books of South Valley shall be closed and no transfer of South Valley Shares theretofore outstanding shall thereafter be made.

           2.5 Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding shares of Pacific Capital Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or readjustment, or a stock or other dividend thereon shall be declared (except pursuant to Section 3.1(j) below) with a record date within such period, the number of Pacific Capital Shares to be issued and delivered in the Merger in exchange for each outstanding South Valley Share shall be correspondingly adjusted with the result that the holders of South Valley Shares shall receive the same economic benefit set forth in Section 2.1 above.

           2.6 Treatment of Stock Options. Each person holding one or more options to purchase South Valley Shares pursuant to the 1991 Directors' Stock Option Plan and the 1995 Stock Option Plan (the "Option Plans"), shall have the right to:

          (a) exercise any vested options granted under the Option Plans to acquire South Valley Shares prior to the Effective Date and South Valley will facilitate the exercise of those options by allowing the options to be exercised and taxes paid by South Valley withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law; and/or

           (b) receive the fair value, as of the Effective Date, of any unexercised vested and/or unvested options granted under the Option Plans which fair value shall be determined by an independent financial advisor to Pacific Capital and shall be paid on the Effective Date by Pacific Capital in the form of Pacific Capital Common Stock rounded down to the nearest whole share.

  3.                COVENANTS OF THE PARTIES.

  3.1               Covenants of Pacific Capital.

  (a) Reservation, Issuance and Registration of Pacific Capital Common Stock. Pacific Capital shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the Pacific Capital Shares; and (ii) the maximum number of shares of common stock of Pacific Capital to which the option holders of South Valley may be entitled pursuant to
Section 2.6 above at or after the Effective Date. Pacific Capital shall file and cause to be declared effective at or before the Effective Time pursuant to the Securities Act of 1933, as amended (the "1933 Act") one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the 1933 Act and in compliance with all applicable state securities laws and regulations. It is anticipated that a registration statement (the "Registration Statement") will be filed on Form S-4 and will include the Proxy Statement referred to in Section 3.2(a) below.

  (b) Government Approvals. Prior to the Effective Date, Pacific Capital, with the cooperation of South Valley, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and (ii) all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by Pacific Capital to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals referred to in clauses (i) and (ii) of this Section 3.1(b) are hereinafter referred to as the "Government Approvals."

  (c) Notification of Breach of Representations, Warranties and Covenants. Pacific Capital shall promptly give written notice to South Valley upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Pacific Capital contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

  (d)               Financial Statements.

                    (i) Pacific Capital has delivered or shall deliver to South Valley prior to the Effective Date true and correct copies of consolidated statements of income, changes in shareholders' equity and statements of cash flows for the six (6) months ended June 30, 1996, any subsequent quarter ends, and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, and consolidated balance sheets at June 30, 1996, any subsequent quarter ends, and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991. Such consolidated financial statements at and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been audited by KPMG Peat Marwick LLP ("KPMG") and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and present fairly, in all material respects, the consolidated financial position, results of operations and cash flow of Pacific Capital at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

                    (ii) Pacific Capital has provided or shall provide to South Valley at or prior to the Effective Date copies of all financial statements and proxy statements, issued or to be issued to Pacific Capital's shareholders and/or directors after December 31, 1995 and at or prior to the Effective Date.

                     (iii) Pacific Capital has provided or shall provide to South Valley prior to the Effective Date copies of (a) its Annual Report on Form 10-K for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 as filed with the Securities and Exchange Commission (the "Commission"); (b) all periodic reports required to be filed by it pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") since December 31, 1993; and (c) all proxy statements, annual reports and other written materials furnished to Pacific Capital shareholders since December 31, 1993, and all other material reports relating to Pacific Capital filed by Pacific Capital or any of its subsidiaries with the Office of the Comptroller of the Currency (the

  "OCC"), the FRB or the Commission during 1993, 1994, 1995 and in 1996 prior to the Effective Date. As of their respective dates, each of the documents provided hereunder complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

                    (iv) Pacific Capital shall cause to be delivered to South Valley letters of KPMG, Pacific Capital's independent auditors, dated a date no more than two business days prior to the date on which the Registration Statement (as defined herein) shall become effective and two business days before the Closing, and addressed to South Valley, in form and substance reasonably satisfactory to South Valley, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  (e) Press Releases. Pacific Capital shall not issue any press release or written statement for general circulation to the public relating to the Merger, this Agreement or the Merger Agreement unless previously provided to South Valley for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with South Valley in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Pacific Capital may, without the consent of South Valley, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to South Valley.

  (f) Business Combinations. Pacific Capital shall not solicit nor make any offer to any third party or accept any offer from any third party regarding a Business Combination of Pacific Capital with any other entity or person unless such offer is expressly conditioned upon the performance by Pacific Capital or its successor in interest of all Pacific Capital's obligations under this Agreement. In the event Pacific Capital fails to comply with the provisions of this Section 3.1(f), South Valley shall be entitled to terminate this Agreement without any liability to Pacific Capital or any agent thereof pursuant to
Section 11(b), provided, however, that the obligations and liabilities of Pacific Capital set forth in Section 11(e) hereof shall continue in full force and effect. As used in this Agreement, "Business Combination" shall mean any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a 10% or greater equity interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

  (g) Director and Officer Liability Insurance. Upon the Effective Date, any South Valley executive officer or director who becomes an officer or director of Pacific Capital (including any subsidiaries thereof) shall be included in Pacific Capital's director and officer insurance policy. Pacific Capital shall cooperate with South Valley to obtain extended coverage under South Valley's director and officer insurance policy to cover claims made for a period of two years after the Effective Time regarding acts or omissions of South Valley's directors or officers prior to the Effective Time.

  (h) Approval by Pacific Capital Shareholders. Pacific Capital shall cause the Merger, this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duties to the shareholders of Pacific Capital, the Board of Directors of Pacific Capital, in authorizing the execution and delivery of this Agreement by Pacific Capital, shall recommend that this Agreement and the Merger be approved. Pacific Capital shall use its best efforts to cause such meeting of its shareholders to take place as soon as possible subject to effectiveness of the Registration Statement (as defined in Section 6(a)(i)). In connection with the call of such meeting, Pacific Capital shall cause such proxy materials to be mailed to its shareholders. Subject to its continuing fiduciary duties to the shareholders of Pacific Capital, the Board of Directors of Pacific Capital shall at all times prior to and during such meeting of Pacific Capital shareholders recommend that the transactions contemplated hereby be adopted and approved, and, subject to such fiduciary duties, use its best efforts to cause such adoption and approval. Within 15 business days after the time of execution and delivery of this Agreement, members of the Board of Directors of Pacific Capital shall deliver to South Valley undertakings in the form attached hereto as Exhibit B confirming such directors' approval of the transactions contemplated hereby, setting forth such directors' commitment to use his best efforts to cause the shareholders of Pacific Capital to adopt and approve the transactions contemplated hereby, subject to their above-mentioned continuing fiduciary duties to the shareholders of Pacific Capital. Except with the prior approval of South Valley, neither Pacific Capital nor any member of its Board of Directors shall, at the Pacific Capital shareholders' meeting, submit any other matters for approval of its shareholders, other than matters incidental to the conduct of such meeting.


  (i) Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time, Pacific Capital shall give South Valley and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow South Valley to make copies of such materials (to the extent not legally prohibited) and shall furnish South Valley with all such information concerning its affairs as South Valley may reasonably request.

  (j) Dividends. Except for customary quarterly dividends consistent with past practices and policies, Pacific Capital shall not declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend, dividends in kind or other distribution).

  (k) Executive Employees. Executive employees of South Valley or SVNB who shall become or remain, as the case may be, executive employees of SVNB after the Effective Date shall enter into employment agreements with SVNB which are mutually acceptable to SVNB and such executive employees. In the event that existing employment agreements with executive employees of SVNB are terminated, the terms and conditions of such employment agreements shall be complied with.

  (l) Conduct of Business in the Ordinary Course. Pacific Capital shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 3.1(l), the ordinary course of business shall consist of the banking and related business as presently conducted by Pacific Capital.

  (m) Additions to Pacific Capital Board of Directors. Pacific Capital shall amend its Bylaws or take any other action necessary to increase the number of authorized directors on its board to permit the appointment of three additional directors to be designated by South Valley and acceptable to Pacific Capital at least five business days prior to the Closing Date.

  (n) Nasdaq National Market Listing. Pacific Capital shall apply to Nasdaq for the designation of Pacific Capital Common Stock, including the shares of Pacific Capital Common Stock to be issued pursuant to this Agreement, as a Nasdaq National Market security and shall use its best efforts to obtain such designation not later than the Effective Date.

  (o) Changes in Capital Stock. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of South Valley, Pacific Capital shall not amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, its capital stock or other equity securities, or agree to do any of the foregoing, except that nothing herein shall prohibit the grant of options or the issuance of shares pursuant to the Pacific Capital Option Plans (as defined herein) or the repurchase of shares of Pacific Capital Common Stock pursuant to its share repurchase program.

  3.2 Covenants of South Valley.

  (a) Approval by South Valley Shareholders. South Valley shall cause the Merger, this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duties to the shareholders of South Valley, the Board of Directors of South Valley, in authorizing the execution and delivery of this Agreement by South Valley, shall recommend that this Agreement and the Merger be approved. South Valley shall use its best efforts to cause such meeting of its shareholders to take place as soon as possible, subject to effectiveness of the Registration Statement (as defined in Section 6(a)(i)). In connection with the call of such meeting, South Valley shall cause such proxy materials to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the "Proxy Statement"). Subject to its continuing fiduciary duties to the shareholders of South Valley, the Board of Directors of South Valley shall at all times prior to and during such meeting of South Valley shareholders recommend that the transactions contemplated hereby be adopted and approved, and, subject to such fiduciary duties, use its best efforts to cause such adoption and approval. Within 15 business days after the time of execution and delivery of this Agreement, members of the Board of Directors of South Valley shall deliver to Pacific Capital undertakings in the form attached hereto as Exhibit C confirming such directors' approval of the transactions contemplated hereby, setting forth such directors' commitment to vote his shares of South Valley stock in favor of the transactions contemplated hereby, setting forth such directors' commitment to use his best efforts to cause the shareholders of South Valley to adopt and approve the transactions contemplated hereby, subject to their above-mentioned continuing fiduciary duties to the shareholders of South Valley. Except with the prior approval of Pacific Capital, neither South Valley nor any member of its Board of Directors shall, at the South

Valley shareholders' meeting, submit any other matters for approval of its shareholders, other than matters incidental to the conduct of such meeting.

  (b) Shareholder Lists and Other Information. After execution hereof, South Valley shall from time to time make available to Pacific Capital, upon request, a list of its shareholders and their addresses, a list showing all transfers of the South Valley Common Stock and such other information as Pacific Capital shall reasonably request regarding both the ownership and prior transfers of the South Valley Common Stock.

  (c) Government Approvals. South Valley shall cooperate in all reasonable respects with Pacific Capital in its undertaking pursuant to Section 3.1(b) to obtain the Government Approvals and South Valley further agrees, subject to the continuing fiduciary duties of the Board of Directors of South Valley to the shareholders of South Valley, to take such actions as may be reasonably requested by Pacific Capital to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as is practicable.

  (d) Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments in excess of $50,000 shall be entered into, and no capital expenditures in excess of $100,000 in the aggregate shall be made by South Valley. South Valley shall not create any new branches or, except as permitted pursuant to Section 3.2(h), enter into any acquisitions or leases of real property, including both new leases and lease extensions without the prior approval of Pacific Capital.

  (e) Notification of Breach of Representations, Warranties and Covenants. South Valley shall promptly give written notice to Pacific Capital upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of South Valley contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

  (f) Financial Statements.

                    (i) South Valley has delivered or shall deliver to Pacific Capital prior to the Effective Date true and correct copies of consolidated statements of income, changes in shareholders' equity and statements of cash flows for the six (6) months ended June 30, 1996 any subsequent quarter ends, and for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991 and consolidated balance sheets at June 30, 1996 and any subsequent quarter ends, and for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991. Such consolidated financial statements at December 31, 1995, 1994, 1993, 1992 and 1991 and for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been audited by Deloitte & Touche LLP as independent public accountants for South Valley and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of South Valley at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

                    (ii) South Valley shall provide to Pacific Capital, at or prior to the Effective Date, copies of all financial statements and proxy statements issued to South Valley's shareholders and/or directors after December 31, 1995 and at or prior to the Effective Date.

                    (iii) South Valley has provided or shall provide to Pacific Capital prior to the Effective Date copies of (a) its Annual Report on Form 10-K for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, as filed with the Commission; (b) all periodic reports required to be filed by it pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1993; and (c) all proxy statements and other written material furnished to South Valley's shareholders since December 31, 1993, and all other material reports relating to South Valley filed by South Valley or any of its subsidiaries with the OCC, the FRB or the Commission during 1993, 1994, 1995 and in 1996 prior to the Effective Date. As of their respective dates, each of the documents provided hereunder complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

                    (iv) South Valley shall cause to be delivered to Pacific Capital letters of Deloitte & Touche LLP, South Valley's independent auditors, dated a date no more than two business days prior to the date on which the Registration Statement (as defined herein) shall become effective and two business days before the Closing, and addressed to Pacific Capital, in form and substance reasonably satisfactory to Pacific Capital, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  (g) Compensation. South Valley shall not make or approve any increase in the compensation (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), payable or to become payable by South Valley to any of their officers, employees or agents with annual salaries in excess of $70,000 at the date hereof nor shall any bonus payment or any agreement or commitment to make a bonus payment be made (except with Pacific Capital's prior approval which shall not be unreasonably withheld), nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by South Valley with any such directors, officers, employees or agents unless Pacific Capital has given its prior written consent. Nothing herein shall prevent the payment to South Valley employees (with salaries of $70,000 or less at the date hereof) of regular salary increases, in connection with regular salary reviews consistent with past practices, as heretofore disclosed to Pacific Capital. South Valley shall not hire any new employee at an annual rate in excess of current customary practice or, in any event, in excess of $50,000 per year, except with the prior written consent of Pacific Capital, which consent shall not be unreasonably withheld.

  (h) Conduct of Business in the Ordinary Course. As used in this Section 3.2(h), the term "South Valley" shall collectively mean South Valley and SVNB. Prior to the Effective Time:

                    (i) South Valley shall conduct its businesses in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" shall consist of the banking and related businesses as presently conducted by South Valley. Unless Pacific Capital has given its previous written consent to any act or omission to the contrary, South Valley shall, through the Effective Date, cause its officers to:

                    A. use their best efforts to preserve its business and business organizations intact;

                    B. use their best efforts to preserve the goodwill of customers and others having business relations with it and take no action that would materially impair the benefit to Pacific Capital of the goodwill of South Valley, or the other benefits of the Merger;

                    C. consult with Pacific Capital as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

                    D. maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

                    E. comply in all material respects with all laws, regulations and decrees applicable to the conduct of its business;

                    F. keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

                    G. use its best efforts, subject to Section 3.2(g), to keep available to Pacific Capital the services of its present officers and employees (it being understood that South Valley shall have the right to terminate the employment of any officer or employee in accordance with its established employment procedures);

                    H. comply with all orders, agreements and memoranda of understanding made by or with the OCC or any other regulatory authority of competent jurisdiction and promptly forward to Pacific Capital all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform Pacific Capital of any material restrictions imposed by any governmental authority on the business of South Valley or SVNB;

                    I. file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                    J. conduct a phase I environmental audit prior to foreclosure on any real property concerning which South Valley has knowledge that asbestos or asbestos-containing materials, PCB's or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with Pacific Capital regarding the significance of the audit prior to the foreclosure on any such property;

                    K. not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

                    L. with respect to any extension of credit in excess of $50,000 not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

                    M. not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with its established loan procedures and in compliance with FRB Regulation O;

                    N. not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

                    O. not settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than $50,000 or claims of more than $75,000 in the aggregate in which it is a party;

                    P. consult with Pacific Capital on problem loan workout strategies, and obtain Pacific Capital's concurrence on any loan loss in excess of $15,000 (or $50,000 in the aggregate) or any writedown of other real estate owned.

                    (ii) South Valley shall not, without first having obtained the written consent of Pacific Capital, which consent shall not be unreasonably withheld, cause the officers of South Valley to:

                    A. commit to any new contract or extend any existing contract that would obligate South Valley for an aggregate amount over time in excess of $50,000 (including data processing, servicing or any other agreement or contract);

                    B. accelerate the vesting of pension or other benefits;

                    C. grant any new stock options or accelerate the vesting of any existing stock options to fulfill the requirements of Section 2.6 above; or

                    D. fail to promptly notify Pacific Capital in writing upon becoming aware of the occurrence of any of the following:

                    (1) the classification of any loan in the amount of $50,000 or more as substandard, doubtful or loss;

                    (2) the filing or commencement of any legal action or other proceeding or investigation against South Valley (or any director or executive officer); or

                    (3) the monthly pretax earnings of South Valley are less than $200,000.

  (i) Press Releases. South Valley shall not issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to Pacific Capital for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Pacific Capital in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that South Valley may, without the consent of Pacific Capital, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to Pacific Capital.

  (j) No Merger or Solicitation.

                    (i) Subject to the continuing fiduciary duties of the Board of Directors of South Valley to the shareholders of South Valley, prior to the Effective Time, South Valley shall not effect or agree to effect any Business Combination (as defined in Section 3.1(f)), acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

                    (ii) Subject to the continuing fiduciary duties of the Board of Directors of South Valley to the shareholders of South Valley, prior to the Effective Date, neither South Valley, nor any officer, director or affiliate of South Valley, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by South Valley shall (A) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination; or (B) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning the business and properties of South Valley or afford any such party access to the properties, books or records of South Valley or otherwise assist or encourage any such party in connection with the foregoing, or (C) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of South Valley to another person, having any actual or prospective role with respect to any such transaction; provided, however, that with respect to any investment banker, South Valley shall use its best efforts to ensure that said investment banker complies with the foregoing.

                    (iii) South Valley shall notify Pacific Capital of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in South Valley or engage in any Business Combination with South Valley within two business days of any such indication of interest.

                    (iv) In the event the Board of Directors of South Valley receives a bona fide offer for a Business Combination with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of South Valley, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, provided, however, that any such failure to act or refrain from doing any act shall entitle Pacific Capital to terminate this Agreement pursuant to Section 11(b) and provided further, that the obligations and liabilities of South Valley set forth in Section 11(e) hereof shall continue in full force and effect but neither South Valley nor its officers, directors or agents shall have any further liability with regard thereto for any failure to act or omission of any act pursuant to this subsection (iv).

  (k) South Valley Cash or Deferred 401(k) Plan. South Valley agrees the South Valley Cash or Deferred 401(k) Plan (the "Plan") may be terminated, frozen, modified or merged into the Pacific Capital 401(k) Plan on or after the Effective Date, as determined by Pacific Capital in its sole discretion, subject to compliance with applicable law so long as any such action preserves the rights of the participants in such Plan (including, without limitation, vesting rights).

  (l) Changes in Capital Stock. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of Pacific Capital, South Valley shall not amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, its capital stock or other equity securities, or agree to do any of the foregoing, except that nothing herein shall prohibit the issuance of shares pursuant to the Option Plans with respect to options outstanding at the date of this Agreement (except as limited in Section 2.6).

  (m) Dividends. Except for customary quarterly dividends consistent with past practices and policies, South Valley shall not declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or other distribution).

  (n) Accounting Methods. South Valley shall not change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP as concurred in by its independent auditors.

  (o) Affiliates. At least 40 days prior to the Closing, South Valley shall deliver to Pacific Capital a letter identifying all persons who are "affiliates" of South Valley for purposes of Rule 145 under the 1933 Act. South Valley shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to Pacific Capital prior to the Closing a written "affiliates" agreement, in substantially the form attached hereto as Exhibit D, providing that such person shall dispose of the Pacific Capital Common Stock to be received by such person in the Merger only in accordance with applicable law and, in addition, in such agreement, such affiliate shall represent that they have no present plan or intention to dispose of any such shares of Pacific Capital Common Stock.

  (p) Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of South Valley, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

  (q) Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time, South Valley shall give Pacific Capital and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow Pacific Capital to make copies of such materials (to the extent not legally prohibited) and shall furnish Pacific Capital with all such information concerning its affairs as Pacific Capital may reasonably request.

  (r) Employee Welfare Benefit Plans. South Valley agrees that South Valley's employee welfare benefit plans, as defined in Section 3(1) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), may be terminated, modified or merged into Pacific Capital's welfare benefit plans on or after the Effective Date, as determined by Pacific Capital in its sole discretion, subject to compliance with applicable law so long as any such action preserves the rights of the participants in such plans, including, without limitation, vesting rights.

  (s) Nonsolicitation Agreements. South Valley shall use its best efforts to have each of its directors execute a nonsolicitation agreement substantially in the form attached hereto as Exhibit E.

  (t) Additions to SVNB Board of Directors. South Valley shall take any actions necessary to have SVNB amend its Bylaws or to take any actions to increase the number of authorized directors on SVNB's board to permit the appointment of three additional directors to be designated by Pacific Capital at least five business days prior to the Closing Date.

  3.3 Covenants of the Parties. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate with the other in the reasonable requests for information by the other parties hereto. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by the other party as the other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.

  4. REPRESENTATIONS AND WARRANTIES OF SOUTH VALLEY.

  South Valley represents and warrants to Pacific Capital, except as disclosed to Pacific Capital in writing on the date of this Agreement (the "South Valley Disclosure Statement"), that:

  (a) Corporate Status and Power to Enter Into Agreements. South Valley (i) is a corporation duly incorporated, validly existing and in good standing under the laws of California and is a registered bank holding company under the BHC Act,
(ii) subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of South Valley and the FRB, it has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, and (iii) is not subject to any directive, order (formal or informal) or agreement, of the FRB or any other regulatory authority having jurisdiction over its business or any of its assets or properties, and (iv) is in full compliance with any agreements, understandings or orders of the FRB or any other regulatory authority having jurisdiction over its business or any of its assets or properties. SVNB (i) holds a currently valid license issued by the OCC to engage in business as a national association under the National Bank Act, and (ii) is not subject to any directive, order (formal or informal) or agreement, of the OCC or any other regulatory authority having jurisdiction over its business or any of its assets or properties, and (iii) is in full compliance with any agreements, understandings or orders of the OCC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of South Valley or SVNB nor the location of their respective properties requires it to be licensed to do business in any jurisdiction other than the State of California.

  (b) Articles, Bylaws, Books and Records. The copies of the respective Articles of Incorporation or Association and Bylaws of South Valley and SVNB to be delivered to Pacific Capital prior to the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of South Valley and SVNB made available to Pacific Capital contain a complete and accurate record of all meetings of the Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of South Valley and SVNB fairly reflect the material transactions to which South Valley or SVNB is a party or by which their respective properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of South Valley and the Articles of Association and Bylaws of SVNB and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

  (c) Compliance With Laws, Regulations and Decrees. To the best knowledge of South Valley and SVNB, each (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default in any material respects of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a national association, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on South Valley or SVNB taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of South Valley and SVNB as now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that South Valley or SVNB is not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization of South Valley or SVNB.

  (d) Capitalization. The authorized capital stock of South Valley consists of 4,000,000 shares of South Valley common stock, no par value, of which 1,313,986 are duly authorized, validly issued, fully paid and nonassessable and currently outstanding. The authorized capital stock of SVNB consists of 500,000 shares of SVNB common stock, no par value, of which 400,000 are duly authorized, validly issued, fully paid and nonassessable and currently outstanding. Said stock has been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. No other equity securities of South Valley or SVNB have been issued or are outstanding. There are currently outstanding options to purchase 176,660 shares of South Valley common stock, at a weighted average exercise price of $13.49 per share, issued pursuant to the Option Plans. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. There are no outstanding (i) options, agreements, calls or commitments of any character which would obligate South Valley to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any South Valley common stock or any other equity security of South Valley, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of South Valley common stock or any other equity security of South Valley. Attached to the South Valley Disclosure Statement is a list of all option holders and the number of vested and unvested options as of June 30, 1996. The outstanding common stock of South Valley has been duly and validly registered with the Commission pursuant to the 1934 Act, to the extent required thereunder.

  (e) Equity Interests. Except as disclosed in the South Valley Disclosure Statement or as collateral for outstanding loans held in its loan portfolio, South Valley does not own, directly or indirectly, any equity interest in any bank, corporation, or other entity.

  (f) Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to Pacific Capital as required by Section 3.2(f) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. South Valley and SVNB have filed all material documents and reports relating to South Valley and/or SVNB required to be filed by South Valley or SVNB with the Commission, the FRB, the OCC or any other governmental authority having jurisdiction over their businesses or any of their assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to South Valley required by governmental authorities and regulatory agencies having jurisdiction over South Valley and SVNB have been taken. South Valley and SVNB have not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that South Valley and/or SVNB is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of South Valley and/or SVNB. Neither South Valley nor SVNB is subject to any order, agreement or written directive with any regulatory authority with respect to its assets or business except for matters of general application. South Valley and SVNB have paid all assessments made or imposed by any governmental agency. South Valley shall make available to Pacific Capital for inspection copies of all annual management letters and opinions and all reviews, correspondence and other documents in the files of South Valley prepared by Deloitte & Touche LLP or any other certified public accountant engaged by South Valley and delivered to South Valley since January 1, 1991. The consolidated financial records of South Valley have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by South Valley in the operation of its business to generate and retrieve its financial records are adequate for the current needs of South Valley.

  (g) Tax Returns.

                    (i) South Valley has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. South Valley has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters have been disclosed in writing to Pacific Capital. South Valley has not requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by either of them for any period. There are no claims pending against South Valley for any alleged deficiency in the payment of any taxes, and no pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property owned in whole or in part by South Valley or to the best of South Valley's knowledge, of any real property leased by South Valley.

                    (ii) South Valley shall deliver to Pacific Capital when available, copies of all its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1995, 1994 and 1993.

                    (iii) No consent has been filed relating to South Valley pursuant to Section 341(f) of the IRC.

  (h) Material Adverse Change. Except as reflected on South Valley's financial statements issued prior to the date hereof and delivered to Pacific Capital or as otherwise disclosed in writing by South Valley to Pacific Capital prior to the date hereof, since December 31, 1995, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of South Valley and SVNB taken as a whole (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of South Valley or that has had or, to South Valley's knowledge, can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of South Valley and SVNB taken as a whole, except in the Ordinary Course of Business; or
(v) no disposition by South Valley of one or more assets that, individually or in the aggregate, are material to South Valley and SVNB taken as a whole, except sales of assets in the Ordinary Course of Business.

  (i) No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of South Valley as of June 30, 1996, since such date South Valley has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. South Valley has not knowingly made nor shall make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of South Valley has been declared, set aside or paid, nor have any shares of the stock of South Valley been purchased, redeemed or otherwise acquired, directly or indirectly, by South Valley since June 30, 1996.

  (j) Properties and Leases.

                    (i) South Valley and SVNB have good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the South Valley unaudited consolidated balance sheet as of June 30, 1996 (except property held as lessee under leases entered into since June 30, 1996 and disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since June 30, 1996 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the South Valley unaudited consolidated balance sheet as of June 30, 1996, or as currently shown on the books and records of South Valley and which do not interfere with or impair the present and continued use, or (c) immaterial exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to Pacific Capital. All tangible properties of South Valley conform in all material respects with all applicable ordinances, regulations and zoning laws. All material tangible properties of South Valley and SVNB are in a good state of maintenance and repair and are adequate for the current business of South Valley. No properties of South Valley or SVNB and, to the best of South Valley's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or to the best of South Valley's knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To South Valley's knowledge, South Valley and SVNB do not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by South Valley or SVNB, to the best of South Valley's knowledge, neither South Valley nor SVNB has controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

                    (ii) All properties held by South Valley or SVNB under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of South Valley or SVNB, and South Valley or SVNB, as the case may be, enjoys quiet and peaceful possession of such leased property. South Valley is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                    (iii) Except as disclosed to Pacific Capital in the South Valley Disclosure Statement, all of South Valley's and SVNB's rights and obligations under the leases referred to in Section 4(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement. Where required, South Valley shall use its best efforts to obtain, prior to the Effective Date, the consent of all parties to any such transactions.

  (k) Material Contracts. Except as disclosed to Pacific Capital in the South Valley Disclosure Statement and excluding loans, lines of credit, loan commitments or letters of credit to which South Valley or SVNB is a party, neither South Valley nor SVNB is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of more than $50,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither South Valley nor SVNB is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to Pacific Capital pursuant to this
Section 4(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no material breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by South Valley is currently outstanding.

  (l) Employment Contracts and Benefits.

                    (i) South Valley shall provide to Pacific Capital access to all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of South Valley and SVNB (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to Pacific Capital any Board of Directors' minutes (or committee minutes) from meetings held within the five-year period ending as of the Closing authorizing, approving or guaranteeing such plans and contracts.

                    (ii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) of South Valley which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been met in all material respects on a timely basis.

                    (iii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) of South Valley which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

                    (1) Any act or omission constituting a material violation of
  Section 402 of ERISA;

                    (2) Any act or omission constituting a material violation of
  Section 403 of ERISA;

                    (3) Any act or omission by South Valley or any of its subsidiaries, or by any director, officer or employee thereof, constituting a material violation of Sections 404 and 405 of ERISA;

                    (4) To the best of South Valley's knowledge, any act or omission by any other person constituting a material violation of Sections 404 or 405 of ERISA;

                    (5) Any act or omission which constitutes a material violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a material violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

                    (6) Any act or omission constituting a material violation of Sections 503, 510 or 511 of ERISA.

                    (iv) All contributions, premiums or other payments due from South Valley and its subsidiaries to (or under) any employee benefit plan of South Valley have been fully paid or adequately provided for on the audited financials for the year ended December 31, 1995 and the unaudited financials for the period ended June 30, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in all material respects in accordance with GAAP consistently applied on a reasonable basis.

                    (v) Each employee benefit plan of South Valley complies in all material respects with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                    (vi) Each employee benefit plan of South Valley complies in all material respects with all applicable requirements of (A) the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

                    (vii) South Valley shall disclose in writing to Pacific Capital the names of each director, officer and employee of South Valley and SVNB.

  (m) Compliance With ERISA. South Valley has not, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in
Section 3(2) of ERISA, including multiemployer plans, other than the Plan and a true and accurate copy of which has been provided to Pacific Capital. With respect to the Plan and its related trust (the "South Valley Trust"), as of the Effective Time, (i) the Plan will in all material respects be (and currently is) in compliance in form with all the applicable requirements of Section 401(a) of the IRC, and the form of the South Valley Trust will be exempt from income tax under Section 501(a) of the IRC; (ii) the Plan represents the adoption of a standardized prototype plan that received a favorable opinion letter ("Opinion Letter") from the Internal Revenue Service ("IRS") as to its form dated April 1, 1992; (iii) South Valley relies on such Opinion Letter as authorized under IRS Revenue Procedure 96-4 as support for the fact that the Plan is qualified under section 401(a) of the IRC; (iv) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (v) required filings with the IRS and Department of Labor with respect to the Plan and the South Valley Trust for periods from inception and ending at or prior to the Effective Time will have been made by South Valley and the plan administrator; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of
Section 4975 of the IRC; and (vii) there shall have been no action, claim or demand of any kind known to South Valley brought by any claimant or representative of such claimant under the Plan or South Valley Trust where South Valley may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in South Valley's June 30, 1996 financial statements or an insurer of South Valley has agreed to defend against and pay the amount of any resulting liability without reservation.

  (n) Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as disclosed to Pacific Capital in the South Valley Disclosure Statement, South Valley does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by South Valley without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between South Valley and any current or former employees, and to the best of their knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

  (o) Compensation of Officers and Employees. Except as disclosed to Pacific Capital in the South Valley Disclosure Statement and except as otherwise provided in this Agreement, (i) no officer or employee of South Valley or SVNB is receiving aggregate direct remuneration at a rate exceeding $65,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from South Valley, SVNB or Pacific Capital to any employee of South Valley or SVNB.

  (p) Legal Actions and Proceedings. Except as disclosed to Pacific Capital in writing prior to the date hereof, neither South Valley nor SVNB is a party to, or to the best of their knowledge threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and, to the best of South Valley's knowledge, neither South Valley nor SVNB is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by South Valley or SVNB of any amount in excess of $25,000, unless an insurer of South Valley has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by South Valley or SVNB of a monetary amount, which could materially adversely affect South Valley, SVNB or their respective businesses or properties or the transactions contemplated hereby. South Valley has no knowledge of any pending or threatened claims or charges under the Community

Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of South Valley, threatened against South Valley or SVNB.

  (q) Execution and Delivery of the Agreement.

                    (i) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of South Valley and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of South Valley common stock at a meeting of shareholders duly called and held, this Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of South Valley.

                    (ii) This Agreement has been duly executed and delivered by South Valley and (assuming due execution and delivery by and enforceability against Pacific Capital) constitutes the legal and binding obligations of South Valley.

                    (iii) The execution and delivery by South Valley of this Agreement and the consummation of the transactions herein (A) do not violate any provision of the Articles of Incorporation or Bylaws of South Valley, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite South Valley shareholder approval referred to in Section 3.2(a) hereof, (3) due registration of the Pacific Capital Shares under the 1933 Act,
  (4) receipt of appropriate permits or approvals under applicable state securities laws, and (5) accuracy of the representations of Pacific Capital set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which South Valley is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which South Valley is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or similar right of any third party upon any of the properties or assets of South Valley.

  (r) Insurance. South Valley and SVNB are and continuously since their respective inceptions have been, insured with reputable insurers against all risks normally insured against by corporations such as South Valley and national associations, and all of the insurance policies (including directors' and officers' liability insurance) and bonds maintained by South Valley are in full force and effect, and to the best of its knowledge, South Valley is not in material default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of South Valley, such insurance coverage is adequate for South Valley. Since December 31, 1990, there has not been any damage to, destruction of, or loss of any assets of South Valley not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of South Valley and SVNB taken as a whole.

  (s) Transactions With Affiliates. Except as may arise in the Ordinary Course of Business, South Valley has not extended credit, committed to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of South Valley, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under Regulation C of the 1933 Act. South Valley has not entered into any other transactions with the employees or directors of South Valley or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to Pacific Capital in the South Valley Disclosure Statement. Any such transactions have been on terms no less favorable than those which would prevail in an arm's-length transaction with an independent third party.

  (t) Information in Registration Statement. The information pertaining to South Valley which will be furnished to Pacific Capital for or on behalf of South Valley for inclusion in the Registration Statement, the Prospectus or the Proxy Statement (each as herein defined), or in the applications to be filed to obtain the Government Approvals (the "Applications"), will not contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of South Valley included in the Prospectus and Proxy Statement will present fairly in all material respects the financial condition and results of operations of South Valley at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. South Valley shall promptly advise Pacific Capital in writing if prior to the Effective Time South Valley shall obtain knowledge of any facts that would make it necessary to amend the Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

  (u) Accuracy of Representations and Warranties. No representation or warranty by South Valley, and no statement by South Valley in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Pacific Capital; provided, however, that information as of a later date shall automatically modify information as of an earlier date.

  (v) Loans. South Valley has disclosed to Pacific Capital in writing prior to the date hereof, and will promptly inform Pacific Capital of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of SVNB, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). South Valley has furnished and will continue to furnish to Pacific Capital true and accurate information concerning the loan portfolio of SVNB, and no material information with respect to the loan portfolio has been or will be withheld from Pacific Capital. All loans and investments of SVNB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to Pacific Capital in writing or reserved for in the unaudited balance sheet of South Valley as of June 30, 1996, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. South Valley and SVNB do not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of South Valley and SVNB.

  (w) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business or those securities classified as "held-to-maturity" as defined under SFAS No. 115, none of the investments reflected in the unaudited balance sheet of South Valley as of June 30, 1996, and none of the investments made by South Valley or SVNB since June 30, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of South Valley to freely dispose of such investment at any time.

  5. REPRESENTATIONS AND WARRANTIES OF PACIFIC CAPITAL.

  Pacific Capital represents and warrants to South Valley, except as disclosed to South Valley in writing on the date of this Agreement (the "Pacific Capital Disclosure Statement"), that:

  (a) Corporate Status and Power to Enter Into Agreements. Pacific Capital (i) is a corporation duly incorporated, validly existing and in good standing under the laws of California and is a registered bank holding company under the BHC Act, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Pacific Capital and the FRB, it has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, and
(iii) is not subject to any directive, order (formal or informal) or agreement, of the FRB or any other regulatory authority having jurisdiction over its business or any of its assets or properties, and (iv) is in full compliance with any agreements, understandings or orders of the FRB or any other regulatory authority having jurisdiction over its business or any of its assets or properties. FNB (i) holds a currently valid license issued by the OCC to engage in business as a national association under the National Bank Act, and (ii) is not subject to any directive, order (formal or informal) or agreement, of the OCC or any other regulatory authority having jurisdiction over its business or any of its assets or properties, and (iii) is in full compliance with any agreements, understandings or orders of the OCC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Pacific Capital or FNB nor the location of their respective properties requires it to be licensed to do business in any jurisdiction other than the State of California.

  (b) Articles, Bylaws, Books and Records. The copies of the respective Articles of Incorporation or Association and Bylaws of Pacific Capital and FNB to be delivered to South Valley prior to the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of Pacific Capital and FNB made available to South Valley contain a complete and accurate record of all meetings of the Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Pacific Capital and FNB fairly reflect the material transactions to which Pacific Capital or FNB is a party or by which their respective properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Pacific Capital and the Articles of Association and Bylaws of FNB and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

  (c) Compliance With Laws, Regulations and Decrees. To the best knowledge of Pacific Capital and FNB, each (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default in any material respects of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a national association, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on Pacific Capital or FNB taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of Pacific Capital and FNB as now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Pacific Capital or FNB is not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization of Pacific Capital or FNB.

  (d) Capitalization. The authorized capital stock of Pacific Capital consists of 20,000,000 shares of common stock, without par value, of which 2,607,438 shares are duly authorized, fully paid, validly issued, nonassessable and are currently outstanding and 20,000,000 shares of preferred stock, without par value, of which no preferred shares are issued or outstanding. The authorized capital stock of FNB consists of 1,800,000 shares of FNB common stock, $5.00 par value, of which 1,800,000 are duly authorized, validly issued, fully paid and nonassessable and currently outstanding. Said stock has been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. No other equity securities of Pacific Capital or FNB have been issued or are outstanding. There are currently outstanding options to purchase 169,319 shares of Pacific Capital Common Stock, at a weighted average exercise price of $16.36 per share, issued pursuant to the 1994 Stock Option Plan. There are currently outstanding options to purchase 89,306 shares of Pacific Capital Common Stock, at a weighted average exercise price of $14.50 per share, issued pursuant to the 1991 Directors Stock Option Plan. There are currently outstanding options to purchase 56,778 shares of Pacific Capital Common Stock, at a weighted average exercise price of $14.50 per share, issued pursuant to the 1984 Stock Option Plan. The foregoing option plans are referred to herein collectively as the "Pacific Capital Option Plans." Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. There are no outstanding (i) options, agreements, calls or commitments of any character which would obligate Pacific Capital to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any Pacific Capital common stock or any other equity security of Pacific Capital, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of Pacific Capital common stock or any other equity security of Pacific Capital. Attached to the Pacific Capital Disclosure Statement is a list of all option holders and the number of vested and unvested options as of June 30, 1996. The outstanding common stock of Pacific Capital has been duly and validly registered with the Commission pursuant to the 1934 Act, to the extent required thereunder.

  (e) Equity Interests. Except as disclosed in the Pacific Capital Disclosure Statement or as collateral for outstanding loans held in its loan portfolio, Pacific Capital does not own, directly or indirectly, any equity interest in any bank, corporation, or other entity.

  (f) Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to South Valley as required by Section 3.1(d) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Pacific Capital and FNB have filed all material documents and reports relating to Pacific Capital and/or FNB required to be filed by Pacific Capital or FNB with the Commission, the FRB, the OCC or any other governmental authority having jurisdiction over their businesses or any of their assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Pacific Capital required by governmental authorities and regulatory agencies having jurisdiction over Pacific Capital and FNB have been taken. Pacific Capital and FNB have not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Pacific Capital and/or FNB is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of Pacific Capital and/or FNB. Neither Pacific Capital nor FNB is subject to any order, agreement or written directive with any regulatory authority with respect to its assets or business except for matters of general application. Pacific Capital and FNB have paid all assessments made or imposed by any governmental agency. Pacific Capital shall make available to South Valley for inspection copies of all annual management letters and opinions and all reviews, correspondence and other documents in the files of Pacific Capital prepared by KPMG or any other certified public accountant engaged by Pacific Capital and delivered to Pacific Capital since January 1, 1991. The consolidated financial records of Pacific Capital have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Pacific Capital in the operation of its business to generate and retrieve its financial records are adequate for the current needs of Pacific Capital.

  (g) Tax Returns.

                    (i) Pacific Capital has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Pacific Capital has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters have been disclosed in writing to South Valley. Pacific Capital has not requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by either of them for any period. There are no claims pending against Pacific Capital for any alleged deficiency in the payment of any taxes, and no pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property owned in whole or in part by Pacific Capital or to the best of Pacific Capital's knowledge, of any real property leased by Pacific Capital.

                    (ii) Pacific Capital shall deliver to South Valley when available, copies of all its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1995, 1994 and 1993.

                    (iii) No consent has been filed relating to Pacific Capital pursuant to Section 341(f) of the IRC.

  (h) Material Adverse Change. Except as reflected on Pacific Capital's financial statements issued prior to the date hereof and delivered to South Valley or as otherwise disclosed in writing by Pacific Capital to South Valley prior to the date hereof, since December 31, 1995, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of Pacific Capital and FNB taken as a whole (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of Pacific Capital or that has had or, to Pacific Capital's knowledge, can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of Pacific Capital and FNB taken as a whole, except in the Ordinary Course of Business; or (v) no disposition by Pacific Capital of one or more assets that, individually or in the aggregate, are material to Pacific Capital and FNB taken as a whole, except sales of assets in the Ordinary Course of Business.

  (i) No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of Pacific Capital as of June 30, 1996, since such date Pacific Capital has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. Pacific Capital has not knowingly made nor shall make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of Pacific Capital has been declared, set aside or paid, nor have any shares of the stock of Pacific Capital been purchased, redeemed or otherwise acquired, directly or indirectly, by Pacific Capital since June 30, 1996.

  (j) Properties and Leases.

                    (i) Pacific Capital and FNB have good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Pacific Capital unaudited consolidated balance sheet as of June 30, 1996 (except property held as lessee under leases entered into since June 30, 1996 and disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since June 30, 1996 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the Pacific Capital unaudited consolidated balance sheet as of June 30, 1996, or as currently shown on the books and records of Pacific Capital and which do not interfere with or impair the present and continued use, or (c) immaterial exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to South Valley. All tangible properties of Pacific Capital conform in all material respects with all applicable ordinances, regulations and zoning laws. All material tangible properties of Pacific Capital and FNB are in a good state of maintenance and repair and are adequate for the current business of Pacific Capital. No properties of Pacific Capital or FNB and, to the best of Pacific Capital's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or, to the best of Pacific Capital's knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To Pacific Capital's knowledge, Pacific Capital and FNB do not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by Pacific Capital or FNB, to the best of Pacific Capital's knowledge, neither Pacific Capital nor FNB has controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

                    (ii) All properties held by Pacific Capital or FNB under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of Pacific Capital or FNB, and Pacific Capital or FNB, as the case may be, enjoys quiet and peaceful possession of such leased property. Pacific Capital is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                    (iii) Except as disclosed to South Valley in the Pacific Capital Disclosure Statement, all of Pacific Capital's and FNB's rights and obligations under the leases referred to in Section 5(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement. Where required, Pacific Capital shall use its best efforts to obtain, prior to the Effective Date, the consent of all parties to any such transactions.

  (k) Material Contracts. Except as disclosed to South Valley in the Pacific Capital Disclosure Statement and excluding loans, lines of credit, loan commitments or letters of credit to which Pacific Capital or FNB is a party, neither Pacific Capital nor FNB is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of more than $50,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Pacific Capital nor FNB is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to South Valley pursuant to this Section 5(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no material breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by Pacific Capital is currently outstanding.

  (l)               Employment Contracts and Benefits.

                    (i) Pacific Capital shall provide to South Valley access to all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Pacific Capital and FNB (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to South Valley any Board of Directors' minutes (or committee minutes) from meetings held within the five-year period ending as of the Closing authorizing, approving or guaranteeing such plans and contracts.

                    (ii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) of Pacific Capital which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been met in all material respects on a timely basis.

                    (iii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) of Pacific Capital which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

                    (1) Any act or omission constituting a material violation of
  Section 402 of ERISA;

                    (2) Any act or omission constituting a material violation of
  Section 403 of ERISA;

                    (3) Any act or omission by Pacific Capital or any of its subsidiaries, or by any director, officer or employee thereof, constituting a material violation of Sections 404 and 405 of ERISA;

                    (4) To the best of Pacific Capital's knowledge, any act or omission by any other person constituting a material violation of Sections 404 or 405 of ERISA;

                    (5) Any act or omission which constitutes a material violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a material violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

                    (6) Any act or omission constituting a material violation of Sections 503, 510 or 511 of ERISA.

                    (iv) All contributions, premiums or other payments due from Pacific Capital and its subsidiaries to (or under) any employee benefit plan of Pacific Capital have been fully paid or adequately provided for on the audited financials for the year ended December 31, 1995 and the unaudited financials for the period ended June 30, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in all material respects in accordance with GAAP consistently applied on a reasonable basis.

                    (v) Each employee benefit plan of Pacific Capital complies in all material respects with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                    (vi) Each employee benefit plan of Pacific Capital complies in all material respects with all applicable requirements of (A) the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

                    (vii) Pacific Capital shall disclose in writing to South Valley the names of each director, officer and employee of Pacific Capital and FNB.

  (m) Compliance With ERISA. Pacific Capital has not, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multiemployer plans, other than the Pacific Capital 401(k) Plan (the "Pacific Capital Plan") and a true and accurate copy of which has been provided to South Valley. With respect to the Pacific Capital Plan and its related trust (the "Trust"), as of the Effective Time, (i) the Pacific Capital Plan will in all material respects be (and currently is) in compliance in form with all the applicable requirements of Section 401(a) of the IRC, and the form of Trust will be exempt from income tax under Section 501(a) of the IRC; (ii) the Pacific Capital Plan represents the adoption of a standardized prototype plan that received a favorable opinion letter ("Opinion Letter") from the Internal Revenue Service ("IRS") as to its form dated April 1, 1992; (iii) Pacific Capital relies on such Opinion Letter as authorized under IRS Revenue Procedure 96-4 as support for the fact that the Pacific Capital Plan is qualified under section 401(a) of the IRC; (iv) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (v) required filings with the IRS and Department of Labor with respect to the Pacific Capital Plan and the Trust for periods from inception and ending at or prior to the Effective Time will have been made by Pacific Capital and the plan administrator; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vii) there shall have been no action, claim or demand of any kind known to Pacific Capital brought by any claimant or representative of such claimant under the Pacific Capital Plan or Trust where Pacific Capital may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in Pacific Capital's June 30, 1996 financial statements or an insurer of Pacific Capital has agreed to defend against and pay the amount of any resulting liability without reservation.

  (n) Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as disclosed to South Valley in the Pacific Capital Disclosure Statement, Pacific Capital does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by Pacific Capital without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between Pacific Capital and any current or former employees, and to the best of their knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

  (o) Compensation of Officers and Employees. Except as disclosed to South Valley in the Pacific Capital Disclosure Statement and except as otherwise provided in this Agreement, (i) no officer or employee of Pacific Capital or FNB is receiving aggregate direct remuneration at a rate exceeding $65,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Pacific Capital, FNB or Pacific Capital to any employee of Pacific Capital or FNB.

  (p) Legal Actions and Proceedings. Except as disclosed to South Valley in writing prior to the date hereof, neither Pacific Capital nor FNB is a party to, or, to the best of their knowledge, threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of Pacific Capital's knowledge, neither Pacific Capital nor FNB is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Pacific Capital or FNB of any amount in excess of $50,000, unless an insurer of Pacific Capital has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Pacific Capital or FNB of a monetary amount, which could materially adversely affect Pacific Capital, FNB or their respective businesses or properties or the transactions contemplated hereby. Pacific Capital has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Pacific Capital, threatened against Pacific Capital or FNB.

  (q) Execution and Delivery of the Agreement.

                    (i) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Pacific Capital and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Pacific Capital common stock at a meeting of shareholders duly called and held, this Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of Pacific Capital.

                    (ii) This Agreement has been duly executed and delivered by Pacific Capital and (assuming due execution and delivery by and enforceability against Pacific Capital) constitutes the legal and binding obligations of Pacific Capital.

                    (iii) The execution and delivery by Pacific Capital of this Agreement and the consummation of the transactions herein (A) do not violate any provision of the Articles of Incorporation or Bylaws of Pacific Capital, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite Pacific Capital shareholder approval referred to in Section 3.1(h) hereof, (3) due registration of the Pacific Capital Shares under the 1933 Act,
  (4) receipt of appropriate permits or approvals under applicable state securities laws, and (5) accuracy of the representations of Pacific Capital set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Pacific Capital is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Pacific Capital is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or similar right of any third party upon any of the properties or assets of Pacific Capital.

  (r) Insurance. Pacific Capital and FNB are and continuously since their respective inceptions have been, insured with reputable insurers against all risks normally insured against by corporations such as Pacific Capital and national associations, and all of the insurance policies (including directors' and officers' liability insurance) and bonds maintained by Pacific Capital are in full force and effect, and to the best of its knowledge, Pacific Capital is not in material default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Pacific Capital, such insurance coverage is adequate for Pacific Capital. Since December 31, 1990, there has not been any damage to, destruction of, or loss of any assets of Pacific Capital not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of Pacific Capital and FNB taken as a whole.

  (s) Transactions With Affiliates. Except as may arise in the Ordinary Course of Business, Pacific Capital has not extended credit, committed to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Pacific Capital, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under Regulation C of the 1933 Act. Pacific Capital has not entered into any other transactions with the employees or directors of Pacific Capital or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to South Valley in the Pacific Capital Disclosure Statement. Any such transactions have been on terms no less favorable than those which would prevail in an arm's-length transaction with an independent third party.

  (t) Information in Registration Statement. The information pertaining to Pacific Capital in the Registration Statement, the Prospectus or the Proxy Statement (each as herein defined), or in the Applications, will not contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of Pacific Capital included in the Prospectus and Proxy Statement will present fairly in all material respects the financial condition and results of operations of Pacific Capital at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. Pacific Capital shall promptly advise South Valley in writing if prior to the Effective Time Pacific Capital shall obtain knowledge of any facts that would make it necessary to amend the Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

  (u) Accuracy of Representations and Warranties. No representation or warranty by Pacific Capital, and no statement by Pacific Capital in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to South Valley; provided, however, that information as of a later date shall automatically modify information as of an earlier date.

  (v) Loans. Pacific Capital has disclosed to South Valley in writing prior to the date hereof, and will promptly inform South Valley of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of FNB, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Pacific Capital has furnished and will continue to furnish to South Valley true and accurate information concerning the loan portfolio of FNB, and no material information with respect to the loan portfolio has been or will be withheld from South Valley. All loans and investments of FNB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to South Valley in writing or reserved for in the unaudited balance sheet of Pacific Capital as of June 30, 1996, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Pacific Capital and FNB do not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Pacific Capital and FNB.

  (w) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business or those securities classified as "held-to-maturity" as defined under SFAS No. 115, none of the investments reflected in the unaudited balance sheet of Pacific Capital as of June 30, 1996, and none of the investments made by Pacific Capital or FNB since June 30, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Pacific Capital to freely dispose of such investment at any time.

  6. SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934.

  (a) Preparation and Filing of Registration Statement. Pacific Capital shall promptly prepare and file with the Commission (i) the Registration Statement as defined in Section 3.1(a) above under and pursuant to the provisions of the 1933 Act for the purpose of registering the Pacific Capital Shares and, (ii) shall prepare and file, one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of shares of common stock of Pacific Capital to which the option holders of South Valley shall be entitled to receive pursuant to Section 2.6 above on the Effective Date. Pacific Capital and South Valley shall promptly prepare a proxy statement (the "Proxy Statement") which shall be part of the Registration Statement for the purpose of submitting this Agreement and the Merger (including the principal terms thereof) to the shareholders of South Valley and Pacific Capital for their approval. South Valley and Pacific Capital shall cooperate in all reasonable respects with regard to the preparation of the Proxy Statement. The Proxy Statement in definitive form is expected to serve as the prospectus (the "Prospectus") to be included in the Registration Statement. Pacific Capital and South Valley shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement, the Prospectus and the Proxy Statement.

  (b) Effectiveness of Registration Statement. Pacific Capital and South Valley shall use their best efforts to have the Registration Statement and any amendments or supplements thereto declared effective under the 1933 Act on or before the Effective Date, and thereafter they shall distribute at their own cost the Proxy Statement to holders of their common stock in accordance with applicable laws and their Articles of Incorporation and Bylaws.

  (c) Sales and Resales of Common Stock. Pacific Capital shall not be required to maintain the effectiveness of the Registration Statement for the purpose of sale or resale of the Pacific Capital Shares by any person.

  (d) Rule 145. Securities representing Pacific Capital Shares issued to persons deemed to be affiliates of South Valley (as determined by counsel to Pacific Capital) under Rule 145 of the Rules and Regulations under the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

  The security represented by this instrument has been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies. The security represented by this instrument may not be sold, hypothecated, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration under the 1933 Act, (ii) in a transaction permitted by the Commission's Rule 145;
  (iii) in a transaction which, in the opinion of counsel satisfactory to the issuer, is not required to be registered under the 1933 Act, or (iv) pursuant to an applicable no action letter or interpretative release.

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Pacific Capital will upon request substitute unlegended securities and remove any stop transfer orders. Pacific Capital shall timely file annual and quarterly reports pursuant to all applicable securities laws.

  7. CONDITIONS TO THE OBLIGATIONS OF PACIFIC CAPITAL.

  The obligations of Pacific Capital under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of Pacific Capital at any time at or prior to the Effective Time:

  (a) Representations and Warranties. The representations and warranties of South Valley in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and does not contain any material inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of South Valley and SVNB taken as a whole.

  (b) Compliance and Performance Under Agreement. South Valley shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to the Effective Date. Each of the directors of South Valley also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.2(a) above.

  (c) Material Adverse Change. Except as disclosed to Pacific Capital in writing prior to the date hereof, no material adverse change shall have occurred since December 31, 1995, in the business, financial condition, properties, results of operations or prospects of South Valley and SVNB taken as a whole and South Valley shall not be a party to or, so far as South Valley is aware, threatened with, and to South Valley's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Pacific Capital, such legal action or proceeding could materially adversely affect South Valley and SVNB or their business, financial condition, properties, results of operations or prospects taken as a whole.

  (d) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of South Valley Common Stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 3.2(a) hereof and by the affirmative vote of the holders of a majority of the outstanding shares of Pacific Capital Common Stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 3.1(h) hereof.

  (e) Officer's Certificate. Pacific Capital shall have received a certificate, dated the Effective Date, signed on behalf of South Valley by its Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions in Sections 7(a)-(c) and as to the approval of the shareholders of South Valley in Section 7(d) have been satisfied.

  (f) Opinion of Counsel. The counsel of South Valley shall have delivered to Pacific Capital an opinion in substantially the form attached hereto as Exhibit F.

  (g) Absence of Legal Impediment. No significant legal impediment to the Merger shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

  (h) Effectiveness of Registration Statement. The Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

  (i) Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement Pacific Capital in its reasonable judgment shall deem to be materially burdensome (in which case Pacific Capital shall promptly notify South Valley). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition does not materially differ from conditions regularly imposed by the FRB in orders approving transactions of the type contemplated by this Agreement and compliance with such condition would not (A) require the taking of any action materially inconsistent with the manner in which Pacific Capital or South Valley has conducted its business previously, (B) have a material adverse effect upon the business, financial condition or results of operations of Pacific Capital or South Valley, or (C) preclude satisfaction of any of the material conditions to consummation of the transactions contemplated by this Agreement.

  (j) Tax Opinion. Pacific Capital and South Valley shall have received an opinion of Pacific Capital's counsel or independent accountants, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Pacific Capital and its counsel, substantially to the effect that under federal income tax law and California income and franchise tax law:

                    (i) The Merger will not result in any recognized gain or loss to Pacific Capital or South Valley;

                    (ii) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of South Valley Shares who receive Pacific Capital Shares in exchange for the South Valley Shares which they hold;

                    (iii) The holding period of Pacific Capital Shares exchanged for South Valley Shares will include the holding period of the South Valley Shares for which it is exchanged, assuming the shares of South Valley Shares are capital assets in the hands of the holder thereof at the Effective Date; and

                    (iv) The basis of the Pacific Capital Shares received in the exchange will be the same as the basis of the South Valley Shares for which it was exchanged, less any basis attributable to fractional shares for which cash is received.

  (k) Dissenting Shares. The aggregate number of shares of South Valley Common Stock and Pacific Capital Common Stock held by persons who have taken all of the steps required at or prior to the shareholders' meetings referenced in Sections 3.2(a) and 3.1(h), respectively, to perfect their right (if any) to be paid the value of such shares under the GCL shall not exceed 9% of the outstanding shares of South Valley Common Stock and Pacific Capital Common Stock.

  (l) Unaudited Financials. Not later than three business days prior to the Effective Date, South Valley shall have furnished Pacific Capital a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income and statement of cash flows of South Valley, each prepared in accordance with GAAP. At least five business days prior to the Effective Time, all attorneys, accountants, investment bankers and other advisors and agents for South Valley shall have submitted to South Valley (with a copy to Pacific Capital) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, South Valley shall have prepared and submitted to Pacific Capital a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. At the Effective Time, (i) such advisors shall have submitted their final bills for such fees and expenses to South Valley for services rendered, with a copy to be delivered to Pacific Capital, and based on such summary, South Valley shall have prepared and submitted to Pacific Capital a final calculation of such fees and expenses, (ii) South Valley shall have accrued and paid the amount of such fees and expenses as calculated above after Pacific Capital has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released Pacific Capital from liability for any fees and expenses.

  (m) Closing Documents. Pacific Capital shall have received from South Valley such certificates and other closing documents as counsel for Pacific Capital shall reasonably request.

  (n) Consents. South Valley shall have received, or Pacific Capital shall have satisfied itself that South Valley will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to South Valley, in each case in form and substance reasonably satisfactory to Pacific Capital, and no such consent or license or permit shall have been withdrawn or suspended.

  (o) Additions to SVNB Board of Directors. South Valley shall have taken any actions necessary to have SVNB amend its Bylaws or to take any other actions to increase the number of authorized directors on SVNB's board to permit the appointment of three additional directors to be designated by Pacific Capital at least five business days prior to the Closing Date.

  (p) Pooling-of-Interests Accounting. Pacific Capital shall have determined and shall have received a letter from KPMG to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with GAAP and all applicable rules, regulations and policies of the Commission. In addition, there shall have been no determination by any court, tribunal, regulatory agency or other governmental entity, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.

  (q) Compliance Examinations. Prior to the Effective Date, South Valley shall have taken corrective action, if any, recommended by or resulting from its most recent compliance examinations and any significant regulatory compliance violations shall have been corrected by South Valley prior to the Effective Date.

  (r) Regulatory Examination. Prior to the Effective Date, South Valley shall be in compliance with all requirements, if any, arising from its most recent safety and soundness regulatory examination.

  (s) Accountant's Letter. Pacific Capital shall have received letters addressed to Pacific Capital from Deloitte & Touche LLP pursuant to the provisions of
Section 3.2(f)(iv).

  8. CONDITIONS TO THE OBLIGATIONS OF SOUTH VALLEY.

  The obligations of South Valley under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of South Valley at any time at or prior to the Effective Time:

  (a) Representations and Warranties. The representations and warranties of Pacific Capital in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and does not contain any material inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of Pacific Capital and FNB taken as a whole.

  (b) Compliance and Performance Under Agreement. Pacific Capital and its subsidiaries shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time. Each of the directors of Pacific Capital also shall have performed and complied in all material respects with the terms and conditions of the undertaking referred to in Section 3.1(h) above.

  (c) Material Adverse Change. Except as disclosed to South Valley in writing prior to the date hereof, no material adverse change shall have occurred since December 31, 1995, in the business, financial condition, properties, results of operations or prospects of Pacific Capital and FNB taken as a whole, and Pacific Capital shall not be a party to or so far as Pacific Capital is aware, threatened with, and to Pacific Capital's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if in the reasonable judgment of South Valley, such legal action or proceeding could materially adversely affect Pacific Capital and FNB or its business, financial condition, properties, results of operations or prospects taken as a whole.

  (d) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of South Valley Common Stock at a meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 3.2(a) hereof and by the affirmative vote of the holders of a majority of the outstanding shares of Pacific Capital Common Stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 3.1(h) hereof.

  (e) Officer's Certificate. South Valley shall have received a certificate, dated the Effective Date, signed on behalf of Pacific Capital by its President and Chief Executive Officer and Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(c) and as to the approval of the Shareholders of Pacific Capital in Section 8(d) hereof.

  (f) Opinion of Counsel. The counsel of Pacific Capital shall have delivered to South Valley an opinion in substantially the form attached hereto as Exhibit G.

  (g) Effectiveness of Registration Statement. The Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

  (h) Government Approvals. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied.

  (i) Tax Opinion. Pacific Capital and South Valley shall have received the opinions referred to in Section 7(j) hereof which opinions shall meet the requirements of such Section.

  (j) Closing Documents. South Valley shall have received from Pacific Capital such certificates and other closing documents as counsel for South Valley shall reasonably request.

  (k) Absence of Legal Impediment. No significant legal impediment to the Merger shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

  (l) Fairness Opinions. The Board of Directors of South Valley shall have received an opinion of Hoefer & Arnett, Incorporated dated the date of this Agreement within three business days of the effective date of the Registration Statement and if requested by South Valley, the Closing Date to the effect that the terms of the Merger are fair, from a financial point of view, to South Valley and its shareholders and such opinion shall not have been withdrawn prior to the Effective Date.

  (m) Pooling-of-Interests Accounting Treatment. South Valley shall have determined and shall have received a letter from Deloitte & Touche LLP to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with GAAP and all applicable rules, regulations and policies of the Commission. In addition, there shall have been no determination by any court, tribunal, regulatory agency or other governmental entity, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.

  (n) Additions to Pacific Capital Board of Directors. Pacific Capital shall have amended its Bylaws or taken any other action necessary to increase the number of authorized directors on its board to permit the appointment of three additional directors to be designated by South Valley and acceptable to Pacific Capital at least five business days prior to the Closing Date.

  (o) Dissenting Shares. The aggregate number of shares of South Valley Common Stock and Pacific Capital Common Stock held by persons who have taken all of the steps required at or prior to the shareholders' meetings referenced in Sections 3.2(a) and 3.1(h), respectively, to perfect their right (if any) to be paid the value of such shares under the GCL shall not exceed 9% of the outstanding shares of South Valley Common Stock and Pacific Capital Common Stock.

  (p) Nasdaq National Market Listing. Pacific Capital shall have obtained designation of Pacific Capital Common Stock, including shares of Pacific Capital Common Stock issued pursuant to this Agreement, as a Nasdaq National Market security.

  (q) Accountant's Letter. South Valley shall have received letters addressed to South Valley from KPMG prepared pursuant to the provisions of Section 3.1(d)(iv).

  9. CLOSING.

  (a) Closing Date. The closing (the "Closing") shall, unless another date, time or place is agreed to in writing by Pacific Capital and South Valley, be held at the offices of Graham & James, 1 Maritime Plaza, San Francisco, California on the Effective Date. In no event shall the Closing be later than sixty (60) days after the Effective Date.

  (b) Delivery of Documents. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

  (c) Filings. At the Closing, Pacific Capital and South Valley shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Pacific Capital and South Valley to give effect to the Merger.

  10. EXPENSES.

  Pacific Capital and South Valley hereto agree to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by each such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of this Agreement, the Registration Statement, Prospectus and the Proxy Statement (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. South Valley shall bear its own costs of printing and distributing (including postage) the Proxy Statement to its shareholders and other information relating to these transactions.

  11. AMENDMENT; TERMINATION.

  (a) Amendment. This Agreement and the Merger Agreement may be amended by Pacific Capital and South Valley at any time prior to the Effective Time without the approval of the shareholders of Pacific Capital and shareholders of South Valley with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the South Valley shareholders in the Merger.

  (b) Termination. This Agreement and the Merger Agreement may be terminated as follows:

                    (i) By the mutual consent of the Boards of Directors of both Pacific Capital and South Valley at any time prior to the consummation of the Merger.

                    (ii) By the Board of Directors of Pacific Capital on or after December 31, 1996, if (A) any of the conditions in Section 7 to which the obligations of Pacific Capital are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived by Pacific Capital and South Valley shall have failed to complete the Merger.

                    (iii) By the Board of Directors of Pacific Capital if (A) after the date of South Valley's Disclosure Statement, Pacific Capital has become aware of any facts or circumstances of which it was not previously aware and which materially adversely affect South Valley and SVNB or their respective business, properties, results of operations, financial condition or prospects (taken as a whole), (B) a material adverse change shall have occurred since December 31, 1995, in the business, properties, financial condition, results of operations or prospects of South Valley and SVNB taken as a whole, (C) there has been a material breach (including any material anticipatory breach) on the part of South Valley of its obligations under this Agreement, or any material breach (including any material anticipatory breach) of any covenants or conditions contained in this Agreement which, in either event, has not been cured as provided in Section 11(d), or (D) the provisions of Section 3.2(j)(iv) become operable.

                    (iv) By the Board of Directors of South Valley on or after December 31, 1996, if (A) any of the conditions contained in Section 8 to which the obligations of South Valley are subject have not been fulfilled, or
  (B) such conditions have been fulfilled or waived but Pacific Capital shall have failed to complete the Merger; provided, however, that if Pacific Capital is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if Pacific Capital shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give South Valley the right to terminate this Agreement until the earlier of (A) eight (8) months after the date of this Agreement and (B) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto.

                    (v) By the Board of Directors of South Valley if (A) after the date of Pacific Capital's Disclosure Statement South Valley has become aware of any facts or circumstances of which it was previously not aware and which materially adversely affect Pacific Capital and FNB or their respective business, properties, results of operations, financial condition or prospects (taken as a whole), (B) a material adverse change shall have occurred since December 31, 1995 in the business, properties, financial condition, results of operations or prospects of Pacific Capital and FNB taken as a whole, (C) there has been a material breach (including any material anticipatory breach) on the part of Pacific Capital of its obligations under this Agreement or any material breach (including any material anticipatory breach) of any conditions or covenants contained in this Agreement, which, in either event, has not been cured as provided in Section 11(d), (D) Pacific Capital fails to comply with the provisions of Section 3.1(f) or (E) South Valley fails to accept the Exchange Ratio or the parties fail to renegotiate the Exchange Ratio as provided in Section 2.1(c)(1).

  (c) Notice. The power of termination hereunder may be exercised by Pacific Capital or South Valley, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

  (d) Breach of Obligations. If there has been a material breach by either party of the representations, covenants, agreements or other obligations contained herein which shall not have been cured within twenty (20) business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

  (e) Termination and Expenses. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 10, to maintain the confidentiality of the other party's information pursuant to Section 3.3, or the provisions of this Section 11(e) or of Sections 12(a), (d) or (e) or the second sentence of Section 12(b) below and shall not affect any agreement after such termination. If this Agreement shall be terminated by Pacific Capital pursuant to Section 11(b)(iii)(D), or if a Business Combination involving South Valley occurs within twelve (12) months following termination of this Agreement pursuant to Section 11(b) as a result of the interference of a third party or group who thereafter attempts to acquire South Valley, South Valley shall pay to Pacific Capital, on demand, the sum of $1,000,000. If this Agreement shall be terminated by South Valley pursuant to
Section 11(b)(v)(D) or if Pacific Capital terminates this Agreement notwithstanding the fact that all terms and conditions of this Agreement have been satisfied by South Valley and no event has occurred which provides Pacific Capital the right under this Agreement to terminate the Agreement, Pacific Capital shall pay to South Valley, on demand, the sum of $1,000,000. Any payment required pursuant to this Section 11(e) shall be paid no more than two business days after demand by the party entitled to make such demand by wire transfer of immediately available federal funds. Except as otherwise provided in this Agreement South Valley and Pacific Capital agree that any termination of this Agreement shall not in any manner release or be construed as so releasing either party from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder.

  12. MISCELLANEOUS.

  (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

  To Pacific Capital:                          To South Valley:

  D. Vernon Horton, Chairman                   Roger Knopf, Chairman
  Pacific Capital Bancorp                      Brad L. Smith, President &
  1001 South Main Street                         Chief Executive Officer
  Salinas, California  93902-1786              South Valley Bancorporation
                                               8000 Santa Teresa Boulevard
  Clayton C. Larson, President                 Gilroy, California  95020
  Pacific Capital Bancorp
  495 Washington Street
  P.O. Box 2718
  Monterey, California  93942

  With a copy to:                              With a copy to:

  James E. Topinka, Esq.                       Glenn T. Dodd, Esq.
  Graham & James LLP                           Bronson, Bronson & McKinnon LLP
  One Maritime Plaza, Suite 300                10 Almaden Boulevard, Suite 600
  San Francisco, California  94111             San Jose, CA  95113-2237

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

  (b) Binding Agreement. This Agreement is binding upon and is for the benefit of Pacific Capital and South Valley and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto (except as provided in Section 3.1(g)), and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No

                     [END OF PAGE INTENTIONALLY LEFT BLANK]
party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.

  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California.

  (d) Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

  (e) Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

  (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  (g) Waivers. Prior to or at the Effective Time, each of Pacific Capital and South Valley shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 12(g) shall be in accordance with the provisions of
Section 12(a) hereof.

  (h) No Survival of Representations and Warranties. The representations and warranties of the parties to this Agreement shall terminate on the Closing.

  (i) Knowledge. Wherever the term "to the best knowledge" or similar terms are used in this Agreement in connection with a party's representations or warranties, it shall mean actual knowledge after due inquiry of a party's executive officers.

  Pacific Capital and South Valley have each caused this Agreement and Plan of Reorganization to be signed by its authorized officer and attested by the signature of its Secretary all as of the day and year first written above.

ATTEST:                             PACIFIC CAPITAL BANCORP


- --------------------------          --------------------------------------------
Secretary                           Clayton C. Larson,
                                    President and Chief Administrative Officer

ATTEST:                             SOUTH VALLEY BANCORPORATION


- --------------------------          --------------------------------------------
Secretary                           Brad L. Smith,
                                    President and Chief Executive Officer

                                                                       Exhibit B

                    Certificate of Pacific Capital Directors

                                                                     July , 1996

South Valley Bancorporation
8000 Santa Teresa Boulevard
Gilroy, California  95020

Gentlemen:

In connection with the proposed business combination in which South Valley Bancorporation ("South Valley") will be merged with and into Pacific Capital Bancorp ("Pacific Capital") in consideration of the exchange of shares of common stock of Pacific Capital ("Pacific Capital Common Stock") for common stock of South Valley ("South Valley Common Stock") (the "Merger"), the undersigned member of the Board of Directors of Pacific Capital hereby certifies and confirms that, in his or her capacity as a member of the Board of Directors, he or she has voted in favor of said Merger, the execution and delivery of all related agreements and all actions contemplated thereby.

In addition to the foregoing, the undersigned hereby represents and agrees that he or she will use his or her reasonable efforts to recommend that the shareholders of Pacific Capital adopt and approve the transactions contemplated by the Merger.

The undersigned acknowledges that South Valley has entered into the proposed Merger with Pacific Capital in reliance on the agreement set forth herein and on that basis covenants and agrees that he or she will vote in favor of the Merger and other transactions contemplated by the Agreement and Plan of Reorganization dated as of July , 1996, all shares of Pacific Capital Common Stock held of record or beneficially by the undersigned (representing all shares as to which the undersigned has sole or shared voting power) as of the date hereof or hereinafter acquired.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day
of   July  , 1996.

                                                            Sincerely,


                                                            ____________________
                                                            Printed Name:

                                                                       Exhibit C

                      Certificate of South Valley Directors

                                                                     July , 1996

Pacific Capital Bancorp
495 Washington Street
Monterey, California  93942

Gentlemen:

In connection with the proposed business combination in which South Valley Bancorporation ("South Valley") will be merged with and into Pacific Capital Bancorp ("Pacific Capital") in consideration of the exchange of shares of common stock of Pacific Capital ("Pacific Capital Common Stock") for common stock of South Valley ("South Valley Common Stock") (the "Merger"), the undersigned member of the Board of Directors of South Valley hereby certifies and confirms that, in his or her capacity as a member of the Board of Directors, he or she has voted in favor of said Merger, the execution and delivery of all related agreements and all actions contemplated thereby.

In addition to the foregoing, the undersigned hereby represents and agrees that he or she will use his or her reasonable efforts to recommend that the shareholders of South Valley adopt and approve the transactions contemplated by the Merger.

The undersigned acknowledges that Pacific Capital has entered into the proposed Merger with South Valley in reliance on the agreement set forth herein and on that basis covenants and agrees that he or she will vote in favor of the Merger and other transactions contemplated by the Agreement and Plan of Reorganization dated as of July , 1996, all shares of South Valley Common Stock held of record or beneficially by the undersigned (representing all shares as to which the undersigned has sole or shared voting power) as of the date hereof or hereinafter acquired.

IN WITNESS WHEREOF, the undersigned has executed this Certificate and Agreement
as of the day    of July           , 1996.


                                                      Sincerely,
                                                      _________________________
                                                      Printed Name:

                                                                       Exhibit D

                            Certificate of Affiliate

Pacific Capital Bancorp
495 Washington Street
Monterey, California  93942

Gentlemen:

         In connection with the proposed business combination in which South Valley Bancorporation ("South Valley") will be acquired by Pacific Capital Bancorp ("Pacific Capital") by means of a merger of South Valley with and into Pacific Capital, in consideration of the exchange of Pacific Capital Common Stock for South Valley Common Stock as provided in the Agreement and Plan of Reorganization dated as of July 18, 1996 (the "Agreement"), the undersigned hereby represents and agrees that he or she will not from the date hereof (a) offer, sell or transfer any Pacific Capital Common Stock (including any securities which may be paid as a dividend or otherwise distributed thereon) to be so received pursuant to the business combination; or (b) offer, sell or transfer any Pacific Capital Common Stock received pursuant to the exercise of stock options except that the undersigned may offer, sell or transfer such Pacific Capital Common Stock: (i) pursuant to a then current effective registration under the Securities Act of 1993 ("1993 Act"); (ii) in a transaction permitted by the Securities and Exchange Commission's Rule 145;
(iii) in a transaction which, in the opinion of counsel satisfactory to Pacific Capital, is not required to be registered under the 1933 Act or (iv) pursuant to an applicable no action letter or interpretative release.

         In addition to the above, the undersigned also agrees that in order to preserve pooling-of-interests accounting treatment for this transaction, he or she, as an affiliate of South Valley will not sell or otherwise reduce his or her risk with respect to any (a) shares of Pacific Capital Common Stock received in the transaction or otherwise acquired in any other manner or (b) shares of South Valley Common Stock (however acquired) for a period beginning 30 days prior to the consummation of such acquisition by merger and ending on the date the financial results covering at least 30 days of post-acquisition combined operations of South Valley and Pacific Capital have been published. The undersigned has been advised by Pacific Capital that, if the merger were to occur on or before December 31, 1996, public issuance of these financial results would occur no later than the filing with the Securities and Exchange Commission by Pacific Capital of its Form 10-K for the year ended December 31, 1996. The undersigned has been advised that this Form 10-K will be filed on or about March , 1997.

         Further, the undersigned represents and warrants that the undersigned has no plan or intention to sell, exchange, pledge or otherwise dispose of any of the acquired shares of Pacific Capital Common Stock received in the transaction except that sufficient shares may be sold, exchanged, pledged or otherwise disposed of solely for the purpose of the payment of applicable withholding taxes resulting from receipt of shares of Pacific Capital Common Stock pursuant to Section 2.6(b) of the Agreement.

         The undersigned acknowledges that the above agreements are supported by valid consideration.

                                               Very truly yours,

                                               ---------------------------------

                                                                       Exhibit E

                            NONSOLICITATION AGREEMENT

         THIS AGREEMENT, dated as of July __, 1996, by and between ___________________________ (referred to herein as the "Director"), a member of the Board of Directors of SOUTH VALLEY BANCORPORATION, a California corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act") ("South Valley"), and PACIFIC CAPITAL BANCORP, a California corporation and a bank holding company registered under the BHC Act ("Pacific Capital").

                                    RECITALS

         A. South Valley has its principal place of business in Morgan Hill, California and does business in the counties of Santa Clara, Monterey and San Benito; and

         B. The Director serves on the Board of Directors of South Valley and is a shareholder thereof;

and

         C. Pacific Capital has its principal place of business in Monterey, California; and

         D. Pacific Capital and South Valley have entered into an Agreement and Plan of Reorganization dated as of July __, 1996 (the "Agreement'), whereby Pacific Capital will acquire South Valley and all the goodwill of South Valley associated therewith through the merger (the "Merger") of South Valley into Pacific Capital and the Director will receive valuable consideration as a result thereof; and

         E. Pursuant to the Agreement, South Valley, upon the Merger, will be merged with and into Pacific Capital, and the outstanding shares of South Valley common stock, including all the shares of South Valley common stock held by the Director, will be exchanged for shares of Pacific Capital common stock; and

         F. The parties hereto recognize and acknowledge the interest of Pacific Capital and South Valley in protecting the business and goodwill associated with South Valley and its subsidiaries following the Merger and Section 16601 of the California Business and Professions Code authorizes this Agreement for such purpose.

         IN CONSIDERATION OF THE FOREGOING, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Terms herein shall have the same meaning as in the Agreement as it may be amended and restated from time to time.

         2. At the Effective Time, except as a director, officer or employee of Pacific Capital or any subsidiary thereof, the undersigned Director agrees that, without prior written consent of Pacific Capital, he will not at any time within the two (2)-year period immediately following the consummation of the Merger, directly or indirectly, within the counties of Santa Clara, Monterey and San Benito (the "Counties") in the State of California, whether or not for compensation, solicit any customers of South Valley or Pacific Capital or any transferee of all or substantially all of the assets of South Valley or Pacific Capital, or their subsidiaries or any successors thereof ("Transferee").

         3. Notwithstanding any other provision hereof, the Director agrees to treat as confidential all information concerning Pacific Capital's, South Valley's or their respective subsidiaries' records, properties, books, contracts, commitments and affairs, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers, customer lists and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public. If this Agreement is terminated, the Director shall continue to treat all such information as confidential and shall return such documents and any electronic storage media containing such information as shall reasonably be requested by Pacific Capital or any Transferee.

         4. The Director shall not, during the term of this Agreement, induce any employee of South Valley or Pacific Capital or their subsidiaries to leave the employment thereof.

         5. This Agreement will expire two (2) years from the Effective Date of the Merger.

         6. No rights under this Agreement shall be assignable nor duties delegable by either party, except that Pacific Capital may assign any of its rights hereunder to a Transferee. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and Transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

         7. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of California.

         8. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary, the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

         9. The Director acknowledges that Pacific Capital would not have entered into or consummated the Merger unless the Director had, among other things, entered into this Agreement. Any breach of this Agreement will result in irreparable damage to Pacific Capital for which Pacific Capital will not have an adequate remedy at law. Director further acknowledges that Pacific Capital shall be entitled to injunctive relief hereunder and the parties hereby consent to an injunction in favor of Pacific Capital, without bond, enjoining any breach of any of the foregoing by any court of competent jurisdiction, without prejudice to any other right or remedy to which Pacific Capital may be entitled, provided, however, that nothing contained in this paragraph shall in any way impair the Director's right to contest whether a breach has occurred.

         10. If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its or his reasonable attorneys' fees and costs.

         11. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                                    DIRECTOR

                                    ____________________________________________

                                    PACIFIC CAPITAL BANCORP


                                    ____________________________________________
                                    Clayton C. Larson,
                                    President and Chief Administrative Officer

                                                                       Exhibit G

______________________, 1996

Board of Directors
South Valley Bancorporation
8000 Santa Teresa Boulevard
Gilroy, California  95020

RE: AGREEMENT AND PLAN OF REORGANIZATION AMONG PACIFIC CAPITAL BANCORP AND SOUTH VALLEY BANCORPORATION

Ladies and Gentlemen:

We have acted as counsel to Pacific Capital Bancorp, a California corporation ("Pacific Capital"), in connection with the preparation, execution and delivery of the Agreement and Plan of Reorganization dated as of July _____, 1996 (the "Agreement"), among Pacific Capital and South Valley Bancorporation, a California corporation ("South Valley"). All capitalized terms used herein shall, unless otherwise defined herein or the context otherwise requires, have the meanings assigned to them in the Agreement.

In our capacity as counsel, we have examined such corporate instruments, documents, proceedings and certificates of corporate officers as we have deemed appropriate in rendering the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed, without investigation, the accuracy of the representations, warranties and covenants as to factual matters made by Pacific Capital in the Agreement, and the accuracy of representations and statements as to factual matters made by the officers and employees of Pacific Capital and by government officials.

Whenever a statement herein is qualified by the phrase "to our knowledge," "known to us," or similar phrase, it indicates that in the course of our representation of Pacific Capital no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm who have rendered legal services in connection with this transaction. We have not made any independent investigation to determine the accuracy of such statement (including any search of litigation filings in any court), except as expressly described herein. No inference as to our knowledge of any matters bearing on the

Board of Directors
______________________, 1996
Page 2

accuracy of such statement should be drawn from the fact of our representation of Pacific Capital in other matters in which such attorneys are not involved.

Our opinion is subject to the following qualifications:

         a. Our opinion in paragraph 2 below is subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws nor or hereafter in effect affecting creditors' rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (b) general principles of equity, including, without limitation, (i) the effect of federal or state laws, rules or regulations and court decisions upon the enforceability of the remedies provisions contained in the Agreement, including but not limited to the position of the Securities and Exchange Commission that indemnification by an issuer of its directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy expressed under such Act and is therefore unenforceable, and (ii) the effect of court decisions which have held that certain covenants and provisions of agreements are unenforceable where: (A) the breach of such covenants or provisions imposes restrictions or burdens upon a party and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the other party; or (B) a party's enforcement of such covenants or provisions under the circumstances would violate such party's implied covenants of good faith and fair dealing.

         b. Our opinion is limited to the effect of the laws of the State of California and the federal laws of the United States and the transaction contemplated by the Agreement, and we express no opinion as to matters governed by other laws.

         c. In making our examination of documents and instruments executed by persons or entities other than Pacific Capital, we have assumed, without investigation, the power and legal capacity of each such person or other entity to enter into and perform all its obligations under such documents and instruments, the due authorization by each such other person or entity of such documents and instruments.

         d. Our opinions are subject to and qualified by the information in the Pacific Capital Disclosure Statement and all other information delivered by Pacific Capital or its representatives pursuant to the Agreement, including all updates and amendments thereof. We express no opinion regarding the accuracy, completeness or correctness of any matter contained or described in such Disclosure Statement or information and their effect, individually

Board of Directors
______________________, 1996
Page 3

and/or in the aggregate, upon the transactions contemplated pursuant to the Agreement or any opinion given herein by us with respect to any matter affected thereby and the content thereof, including, without limitation, any misstatements or omissions relating thereto.

         e. Our opinions are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

         f. This opinion letter is dated as of the Effective Date and, therefore, relates only to events that exist as of that time. We disclaim any obligation to update this opinion letter for any events, and any changes in law or the interpretation thereof, occurring after the date of this opinion letter.

         g. Our opinion as to the good standing of Pacific Capital is based solely upon certificates from public officials, dated _______________, 1996 as to the good standing of Pacific Capital under applicable law.

Based upon and subject to the foregoing, we are of the opinion that:

                  1. Pacific Capital is a California corporation duly organized, validly existing and in good standing under the laws of California and is a registered bank holding company under the BHC Act. Pacific Capital has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than such jurisdictions where the failure so to qualify would not have a material adverse effect with respect to Pacific Capital.

                  2. Pacific Capital has all requisite corporate power and authority to enter into the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Pacific Capital. The Agreement has been duly executed and delivered by Pacific Capital and constitutes a valid and binding obligation of Pacific Capital, enforceable against Pacific Capital in accordance with its terms, subject only to the effect

Board of Directors
______________________, 1996
Page 4

of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or the availability of equitable remedies.

                  3. Neither the execution and delivery of the Agreement by Pacific Capital, nor the consummation by Pacific Capital of the transactions contemplated thereby, nor compliance by Pacific Capital with any provisions thereof will (i) conflict with or result in a breach of any provision of Pacific Capital's Articles of Incorporation or Bylaws or (ii) to our knowledge, violate any order, write, injunction, decree, statute, rule or regulation applicable to Pacific Capital which violation would have a material adverse effect on Pacific Capital.

                  4. At the Effective Time, Pacific Capital Common Stock issued pursuant to the Merger will be duly authorized, and, upon issuance in accordance with the provisions of the Agreement, will be validly issued, fully paid and nonassessable. The Pacific Capital Common Stock conforms in all material respects to the description thereof contained in the Registration Statement.

                  5. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental entity required to be obtained by Pacific Capital, for the execution and delivery of the Agreement by Pacific Capital or the consummation by Pacific Capital of the transactions contemplated thereby, have, as appropriate, been made, obtained or given, except for those consents, approvals, orders or authorizations of, or registrations, declarations or filings with any governmental entity, the failure to obtain which would not be likely to have a material adverse effect.

                  6. The Registration Statement and any supplements or amendments (except for financial statements and schedules and other tabular financial and statistical information, as to which we express no opinion) comply as to form in all material respects with the 1933 Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder. The Registration Statement has become effective under the 1933 Act, and we are not aware that any stop order suspending the effectiveness thereof has been issued or any proceedings for that purpose have been instituted or are pending or threatened under the 1933 Act.

Board of Directors
______________________, 1996
Page 5

                  7. During the course of the preparation of the Registration Statement and the Proxy Statement, we have participated in conferences with representatives of Pacific Capital and its accountants and your representatives concerning the Registration Statement and the Proxy Statement, although we have not independently verified the accuracy, completeness or fairness of such statements. Based upon and subject to the foregoing, nothing has come to our attention that leads us to believe that the Registration Statement (excluding the statements therein relating solely to South Valley and/or SVNB, but including all documents relating to Pacific Capital incorporated by reference therein), at the time it was filed with the FRB and at the time it became effective under the 1933 Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement (excluding the statements therein relating solely to South Valley and/or any of its subsidiaries but including all documents relating to Pacific Capital incorporated by reference therein), on the date of the mailing thereof, the date of the Pacific Capital shareholders' meeting and the date of this opinion, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that we have not been requested and do not make any comment in this paragraph with respect to the financial statements, supporting schedules, footnotes, and other financial and statistical information contained in the Registration Statement or the Proxy Statement).

This opinion letter is rendered solely for the benefit of South Valley in connection with the above transaction. Without our prior written consent, this opinion letter may not be: (i) relied upon by any other party or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document other than a closing memorandum relating to the subject transactions; or (iii) furnished (the original or copies thereof) to any party except in connection with the enforcement of the Agreement.

Very truly yours,

Board of Directors
______________________, 1996
Page 6

GRAHAM & JAMES LLP

                          [HOEFER & ARNETT LETTERHEAD]


          , 1996

Members of the Board of Directors
South Valley Bancshares, Inc.
500 Tennant Station
Morgan Hill, CA 95037

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of South Valley Bancorporation ("South Valley") of the Exchange Ratio, as defined in the Agreement and Plan of Reorganization, dated as of July 19, 1996 (the "Agreement"). In the proposed merger (the "Merger") of South Valley with and into Pacific Capital Corporation ("Pacific Capital"), pursuant to the Agreement and subject to the terms and conditions therein, each holder of common stock of South Valley will receive, in exchange for common stock of South Valley, Pacific Capital common stock in the ratio of 0.92 shares of Pacific Capital common stock for each share of South Valley common stock subject to certain adjustments as described in the Agreement.

We have acted for South Valley and for the Board of Directors as financial advisor in connection with this transaction and will receive a fee for our services. We have not previously provided investment banking and financial advisory services to South Valley or Pacific Capital. We currently are a market maker in South Valley and Pacific Capital Common Shares.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders and Annual Reports on Form 10-K of South Valley and Pacific Capital for the year ended December 31, 1995; (iii) Quarterly Reports on Form 10-Q of Pacific Capital and quarterly FDIC Call reports for South Valley and Pacific Capital for the quarters ended March 31, 1996 and June 30, 1996; (iv) certain other publicly available financial and other information concerning South Valley and Pacific Capital and the trading markets for the publicly traded securities of South Valley and Pacific Capital; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of South Valley or a committee thereof in connection with this business combination with Pacific Capital. We have held discussions with senior management of South Valley and of Pacific Capital concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

We have reviewed with major senior management of South Valley earnings projections for 1996 for South Valley as a stand-alone entity, assuming the Merger does not occur, prepared by South Valley. We reviewed with the senior management of Pacific Capital earnings projections for 1996 for Pacific Capital as a stand-alone entity, assuming the Merger does not occur prepared by Pacific Capital, as well as projected operating cost savings expected to be achieved in the years 1997 through 2000 resulting from the Merger. We have also reviewed with the managements of South Valley and Pacific Capital earnings growth assumptions for the years 1997 through 2000 for their respective companies.

                                                [HOEFER & ARNETT LETTERHEAD]

South Valley Bancorporation
_______________, 1996
Page 2


Certain pro forma financial projections for the years 1996 through 2000 for the combined entity were derived by us based upon the projections and growth assumptions discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by us based upon the projections discussed above and believed by us to be realizable in the Merger.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of South Valley and Pacific Capital as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for South Valley and Pacific Capital are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of South Valley or Pacific Capital, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interest) described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Shares of South Valley of the Exchange Ratio in the Merger and does not address South Valley's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of South Valley and Pacific Capital, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for South Valley and for Pacific Capital; (ii) the assets and liabilities of South Valley and Pacific Capital, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

                                                   [HOEFER & ARNETT LETTERHEAD]

South Valley Bancorporation
________________, 1996
Page 3

It is understood that this letter is for the information of the Board of Directors of South Valley only and may not be relied upon by any other person or used for any other purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of South Valley with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Shares of South Valley.

Very truly yours,

HOEFER & ARNETT INCORPORATED